Filed pursuant to Rule 424(b)(3)

Registration No. 333-203700

PROSPECTUS

$600,000,000

SM ENERGY COMPANY

Offer to Exchange

All outstanding 6.125% senior notes due 2022

(CUSIP Nos. 78454L AJ9 and U83067 AE5)

for new 6.125% senior notes due 2022

that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time, on July 9, 2015, unless extended.

The Exchange Notes:

•                  The terms of the 6.125% senior notes due 2022 to be issued in the exchange offer (the “exchange notes”) are substantially identical to the terms of the outstanding 6.125% senior notes due 2022 (the “outstanding notes”), except for the elimination of transfer restrictions, registration rights and certain provisions regarding additional interest relating to the outstanding notes.

•                  We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

•                  The exchange offer expires at 5:00 p.m., New York City time, on July 9, 2015, unless extended.

•                  Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the applicable series of exchange notes.

•                  You may withdraw tendered outstanding notes at any time at or prior to the expiration of the exchange offer.

•                  The exchange notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 and the exchange offer is subject to certain other conditions.

•                  The exchange of the exchange notes for outstanding notes should not be a taxable exchange for U.S. federal income tax purposes.

•                  There is no existing public market for the outstanding notes or the exchange notes.

•                  Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended (the “Securities Act”), in connection with any resale of the exchange notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

See “Risk Factors” beginning on page 14 for a discussion of the factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2015.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us or the initial purchasers. We are not, and the initial purchasers are not, making an offer to sell the exchange notes in any jurisdiction where an offer or sale is not permitted.

You should not assume that the information contained in this prospectus or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Washington, D.C. 20549-2521. Please call 1-800-732-0330 for further information concerning the operation of the public reference room. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

We make available free of charge on or through our Internet website, http://www.sm-energy.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus and does not constitute a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request at the following address or telephone number:

Investor Relations

SM Energy Company

1775 Sherman Street, Suite 1200

Denver, Colorado 80203

(303) 861-8140

information@sm-energy.com

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

INCORPORATION BY REFERENCE

We “incorporate by reference” in this prospectus certain documents that we have previously filed with the SEC. This means that we are disclosing important information to you without actually including that information in this prospectus by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed “filed” with the SEC, will automatically update information that we previously filed with the SEC, and may replace information in this prospectus and information that we previously filed with the SEC. We incorporate by reference the following documents in this prospectus, which you should review in connection with this prospectus:

•                  our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015 (our “2014 10-K”);

•                  the information included in our definitive proxy statement on Schedule 14A filed with the SEC on April 9, 2015, under the headings “Corporate Governance,” “Certain Relationships and Related Transactions,” “Information About Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Executive Compensation,” “Director Compensation,” “Proposal 1—Election of Directors,” “Independent Registered Public Accounting Firm,” and “Audit Committee Preapproval Policy and Procedures”;

•                  our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 6, 2015 (our “First Quarter 2015 Form 10-Q”);

•                  our Current Reports on Form 8-K filed with the SEC on February 2, 2015, February 20, 2015, May 8, 2015, May 21, 2015, May 22, 2015, May 27, 2015 and June 5, 2015 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit, or other information furnished to the SEC) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus, including information in documents incorporated by reference, includes “forward-looking statements” within the meaning of applicable state and federal securities law. All statements, other than statements of historical facts, included in this prospectus that address activities, events, or developments with respect to our financial condition, results of operations, or economic performance that we expect, believe, or anticipate will or may occur in the future, or that address plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus and include statements about such matters as:

•                  the amount and nature of future capital expenditures and the availability of liquidity and capital resources to fund capital expenditures;

•                  the drilling of wells and other exploration and development activities and plans, as well as possible future acquisitions;

•                  the possible divestiture or farm-down of, or entry into a joint venture relating to, certain properties;

•                  proved reserve estimates and the estimates of both future net revenues and the present value of future net revenues associated with those proved reserve estimates;

•                  future crude oil, natural gas and natural gas liquids (also referred to as “oil,” “gas,” and “NGLs,” respectively, throughout this document) production estimates;

•                  our outlook on future oil, gas and NGL prices, well costs and service costs;

•                  cash flows, anticipated liquidity and the future repayment of debt;

•                  business strategies and other plans and objectives for future operations, including plans for expansion and growth of operations or to defer capital investment, and our outlook on our future financial condition or results of operations; and

•                  other similar matters such as those discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our 2014 10-K and our First Quarter 2015 Form 10-Q.

Our forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments, and other factors that we believe are appropriate under the circumstances. These statements are subject to a number of known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. Some of these risks are described in this prospectus under “Risk Factors” and in our 2014 10-K or incorporated by reference herein and include such factors as:

•                  the volatility of oil, gas and NGL prices, and the effect it may have on our profitability, financial condition, cash flows, access to capital, and ability to grow production volumes and/or proved reserves;

•                  weakness in economic conditions and uncertainty in financial markets;

•                  our ability to replace reserves in order to sustain production;

•                  our ability to raise the substantial amount of capital that is required to develop and/or replace our reserves;

•                  our ability to compete against competitors that have greater financial, technical, and human resources;

•                  our ability to attract and retain key personnel;

•                  the imprecise estimations of the actual quantities and present value of our proved oil, gas and NGL reserves;

•                  the uncertainty in evaluating recoverable reserves and estimating expected benefits or liabilities;

•                  the possibility that exploration and development drilling may not result in commercially producible reserves;

•                  our limited control over activities on outside operated properties;

•                  our reliance on the skill and expertise of third-party service providers on our operated properties;

•                  the possibility that title to properties in which we have an interest may be defective;

•                  the possibility that our planned drilling in existing or emerging resource plays using some of the latest available horizontal drilling and completion techniques is subject to drilling and completion risks and may not meet our expectations for reserves or production;

•                  the uncertainties associated with divestitures, joint ventures, farm-downs, farm-outs and similar transactions with respect to certain assets, including whether such transactions will be consummated or completed in the form or timeframe and for the value that we anticipate;

•                  the uncertainties associated with enhanced recovery methods;

•                  our commodity derivative contracts may result in financial losses or may limit the prices that we receive for oil, gas and NGL sales;

•                  the inability of one or more of our service providers, customers or contractual counterparties to meet their obligations;

•                  our ability to deliver necessary quantities of natural gas or crude oil to contractual counterparties;

•                  price declines or unsuccessful exploration efforts resulting in write- downs of our asset carrying values;

•                  the impact that lower oil, gas or NGL prices could have on the amount we are able to borrow under our credit facility;

•                  the possibility that our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt;

•                  the possibility that covenants in our debt agreements may limit our discretion in the operation of our business, prohibit us from engaging in beneficial transactions or lead to the accelerated maturity of our debt;

•                  operating and environmental risks and hazards that could result in substantial losses;

•                  the impact of seasonal weather conditions and lease stipulations on our ability to conduct drilling activities;

•                  our ability to acquire adequate supplies of water and dispose of or recycle water we use at a reasonable cost in accordance with environmental and other applicable rules;

•                  complex laws and regulations, including environmental regulations, that result in substantial costs and other risks;

•                  the availability and capacity of gathering, transportation, processing, and refining facilities;

•                  our ability to sell and receive market prices for our oil, gas and NGLs;

•                  new technologies may cause our current exploration and drilling methods to become obsolete;

•                  the possibility of security threats, including terrorist attacks and cybersecurity breaches, against, or otherwise impacting, our facilities and systems; and

•                  litigation, environmental matters, the potential impact of legislation and government regulations, and the use of management estimates regarding such matters.

We caution you that forward-looking statements are not guarantees of future performance and that actual results or performance may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this prospectus speak as of the date hereof. Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any commitment to do so except as required by securities laws.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The oil and gas terms defined in this section are used in this prospectus. The definitions of the terms developed reserves, exploratory well, field, proved reserves, and undeveloped reserves have been abbreviated from the respective definitions under Rule 4-10(a) of Regulation S-X promulgated by the SEC. The entire definitions of those terms under Rule 4-10(a) of Regulation S-X can be located through the SEC’s website at www.sec.gov.

Bbl.  One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil, NGLs, or other liquid hydrocarbons.

Bcf.  Billion cubic feet, used in reference to natural gas.

BOE.  Barrels of oil equivalent. Oil equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

BTU.  One British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree Fahrenheit.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Developed reserves.  Reserves that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Development well.  A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole. A well found to be incapable of producing either oil, natural gas, and/or NGLs in commercial quantities.

Exploratory well.  A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir beyond its known horizon.

Field.  An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic condition.

Formation.  A succession of sedimentary beds that were deposited under the same general geologic conditions.

Gross acre. An acre in which a working interest is owned.

Gross well. A well in which a working interest is owned.

Horizontal wells. Wells that are drilled at angles greater than 70 degrees from vertical.

MBbl. One thousand barrels of crude oil, NGLs, or other liquid hydrocarbons.

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MBOE.  One thousand barrels of oil equivalent.

Mcf.  One thousand cubic feet, used in reference to natural gas.

MCFE.  One thousand cubic feet of natural gas equivalent. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of oil or NGLs.

MMBbl.  One million barrels of oil, NGLs, or other liquid hydrocarbons.

MMBOE.  One million barrels of oil equivalent.

MMBtu.  One million British thermal units.

Net acres or net wells. Sum of our fractional working interests owned in gross acres or gross wells.

NGLs.  The combination of ethane, propane, butane, and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

NYMEX WTI.  New York Mercantile Exchange West Texas Intermediate, a common industry benchmark price for crude oil.

NYMEX Henry Hub. New York Mercantile Exchange Henry Hub, a common industry benchmark price for natural gas.

OPIS. Oil Price Information Service, a common industry benchmark for NGL pricing at Mont Belvieu, Texas.

Productive well. A well that is producing crude oil, natural gas, and/or NGLs or that is capable of commercial production of those products.

Proved reserves.  Those quantities of oil gas, and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

PV-10 (Non-GAAP).  The present value of estimated future revenue to be generated from the production of estimated net proved reserves, net of estimated production and future development costs, based on prices used in estimating the proved reserves and costs in effect as of the date indicated (unless such costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, or depreciation, depletion, and amortization, discounted using an annual discount rate of ten percent. While this measure does not include the effect of income taxes as it would in the use of the standardized measure of discounted future net cash flows calculation, it does provide an indicative representation of the relative value of the Company on a comparative basis to other companies and from period to period. This is a non-GAAP measure.

Recompletion.  The completion of an existing wellbore in a formation other than that in which the well has previously been completed.

Reserve life. Expressed in years, represents the estimated net proved reserves at a specified date divided by actual production for the preceding 12-month period.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible crude oil, natural gas, and/or associated liquid resources that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resource play. A term used to describe an accumulation of crude oil, natural gas, and/or associated liquid resources known to exist over a large areal expanse, which when compared to a conventional play typically has lower expected geological risk.

Royalty. The amount or fee paid to the owner of mineral rights, expressed as a percentage or fraction of gross income from crude oil, natural gas, and NGLs produced and sold unencumbered by expenses relating to the drilling, completing, and operating of the affected well.

Royalty interest. An interest in an oil and natural gas property entitling the owner to shares of crude oil, natural gas, and NGL production free of costs of exploration, development, and production operations.

Seismic. The sending of energy waves or sound waves into the earth and analyzing the wave reflections to infer the type, size, shape, and depth of subsurface rock formations.

Shale. Fine-grained sedimentary rock composed mostly of consolidated clay or mud. Shale is the most frequently occurring sedimentary rock.

Standardized measure of discounted future net cash flows.  The discounted future net cash flows relating to proved reserves based on prices used in estimating the reserves, year-end costs, and statutory tax rates, and a ten percent annual discount rate. The information for this calculation is included in the note regarding disclosures about oil and gas producing activities contained in the Notes to Consolidated Financial Statements included in our 2014 10-K and incorporated herein by reference.

Undeveloped acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil, natural gas, and associated liquids regardless of whether such acreage contains estimated net proved reserves.

Undeveloped reserves.  Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. The applicable SEC definition of undeveloped reserves provides that undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

Working interest. The operating interest that gives the owner the right to drill, produce, and conduct operating activities on the property and to share in the production, sales, and costs.

SUMMARY

This summary represents highlights of information contained elsewhere or incorporated by reference in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you. You should carefully read the entire prospectus, including the “Risk Factors” section included herein, and our consolidated financial statements and related notes incorporated by reference into this prospectus. As used in this prospectus, all references to “SM Energy,” “we,” “our,” “us,” and “the Company” and all similar references are to SM Energy Company and its consolidated subsidiaries, unless otherwise noted or the context otherwise requires. Certain oil and natural gas industry terms used in this prospectus are defined in the “Glossary of Oil and Natural Gas Terms” beginning on page v of this prospectus.

Certain information with respect to our estimated proved reserves referred to and incorporated by reference herein is based in part upon engineering reports of Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firm as an expert in petroleum engineering.

SM Energy Company

We are an independent energy company engaged in the acquisition, exploration, development, and production of crude oil and condensate, natural gas, and natural gas liquids (also respectively referred to as “oil,” “gas,” and “NGLs,” respectively, throughout the document) in onshore North America. We were founded in 1908 and incorporated in Delaware in 1915. Our initial public offering of common stock was in December 1992. Our common stock trades on the New York Stock Exchange under the ticker symbol “SM.”

Our principal offices are located at 1775 Sherman Street, Suite 1200, Denver, Colorado 80203, and our telephone number is (303) 861-8140. Our website address is www.sm-energy.com; information included or referred to on our website is not part of this prospectus.

SUMMARY OF EXCHANGE OFFER

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “outstanding notes” refers to our outstanding $600 million 6.125% senior notes due 2022, all of which were issued on November 17, 2014. The term “exchange notes” refers collectively to our $600 million 6.125% senior notes due 2022 offered by this prospectus, which have been registered under the Securities Act. The term “notes” refers collectively to the outstanding notes and the exchange notes offered in the exchange offer. The term “indenture” refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of outstanding notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $600.0 million aggregate principal amount of the outstanding notes is outstanding. We issued the outstanding notes in a private transaction for resale pursuant to Rule 144A and Regulation S of the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that provisions relating to transfer restrictions, registration rights, and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) will not apply to the exchange notes.

In order to exchange your outstanding notes for exchange notes, you must properly tender your outstanding notes at or before the expiration of the exchange offer.

Expiration Time

The exchange offer will expire at 5:00 p.m., New York City time, on July 9, 2015, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes

Unless you comply with the procedures described under the caption “The Exchange Offer—Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•                  tender your outstanding notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your outstanding notes in the exchange offer, U.S. Bank National Association, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer—Book-Entry Transfers”; or

•                  tender your outstanding notes by sending the certificates for your outstanding notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to U.S. Bank National Association, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—The Exchange Agent.”

Guaranteed Delivery Procedures	If you are a registered holder of the outstanding notes and wish to tender your outstanding notes in the exchange offer, but:

• the outstanding notes are not immediately available,
• time will not permit your outstanding notes or other required documents to reach the exchange agent before the expiration of the exchange offer, or
• the procedure for book-entry transfer cannot be completed prior to the expiration of the exchange offer,

then you may tender outstanding notes by following the procedures described under the caption “The Exchange Offer—Guaranteed Delivery.”

Special Procedures for Beneficial Owners

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the person in whose name the outstanding notes are registered and instruct that person to tender on your behalf.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your outstanding notes, you must either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the person in whose name the outstanding notes are registered.

Withdrawal of Tenders

You may withdraw any outstanding notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on July 9, 2015. If we decide for any reason not to accept any outstanding notes tendered for exchange, the outstanding notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted outstanding notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered outstanding notes, please read “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding notes and Delivery of Exchange Notes

Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn at or prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on November 17, 2014, with the initial purchasers of the outstanding notes.

Resales of Exchange Notes

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an “affiliate” of ours;
• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;
• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•                  if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability. See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes, the liquidity and the trading market for your untendered outstanding notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. For additional information, see “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.

Material U.S. Federal Income Tax Consequences

The exchange of your outstanding notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Material U.S. Federal Income Tax Consequences.”

SUMMARY OF THE TERMS OF EXCHANGE NOTES

The following summary contains basic information about the exchange notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	SM Energy Company.

Exchange Notes	$600,000,000 aggregate principal amount of 6.125% senior notes due 2022.

Maturity Date	November 15, 2022.

Interest Payment Dates	Interest is payable on the exchange notes on May 15 and November 15 of each year, beginning on November 15, 2015.

Interest	Interest on the exchange notes will accrue at a rate of 6.125% per annum on the principal amount, from the most recent date on which interest was paid on the outstanding notes.

Ranking	The exchange notes will be our senior unsecured obligations and will:
• rank equally in right of payment with all of our existing and future senior indebtedness;
• rank senior in right of payment to all of our future subordinated indebtedness;

•                  be structurally subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including all of our borrowings under our credit facility); and

•                  be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, except to the extent they guarantee the exchange notes as provided herein.

At March 31, 2015, we had total consolidated indebtedness of approximately $2.6 billion, including $350.0 million of our outstanding 6.625% Senior Notes due 2019 (the “2019 Senior Notes”), $350.0 million of our outstanding 6.50% Senior Notes due 2021 (the “2021 Senior Notes”), $400.0 million of our outstanding 6.50% Senior Notes due 2023, (the “2023 Senior Notes,”), $500.0 million of our outstanding 5.0% Senior Notes due 2024 (the “2024 Senior Notes” and together with the 2019 Senior Notes, the 2021 Senior Notes and the 2023 Senior Notes, the “Existing Senior Notes”) and $600.0 million outstanding of the notes to be exchanged hereunder. We also had $416.5 million in borrowings under our credit facility (which does not include three outstanding letters of credit in the aggregate amount of $808,000 that reduce the amount available for borrowings under the facility on a dollar-for-dollar basis), and we were able to incur an additional $1,082.7 million of secured indebtedness under our credit facility.

Guarantees

The exchange notes initially will not be guaranteed by any of our subsidiaries. Currently, our subsidiaries do not guarantee our indebtedness under our credit facility. Our subsidiaries generated approximately 2% of our consolidated total revenues for the three months ended March 31, 2015, and held less than 1% of our consolidated total assets as of such date. Our subsidiaries may in the future guarantee our obligations under the exchange notes if they guarantee certain of our other indebtedness as set forth under “Description of Notes—Certain Covenants—Future Subsidiary Guarantors.”

Optional Redemption

We will have the option to redeem the exchange notes, in whole or in part, at any time on or after November 15, 2018, in each case at the redemption prices described in this prospectus under the heading “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Prior to November 15, 2018, we may redeem the exchange notes, in whole or in part, at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, prior to November 15, 2017, we may, at any time or from time to time, redeem up to 35% of the exchange notes with the proceeds of certain equity offerings at the price described in this prospectus under the heading “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Certain Covenants

We will issue the exchange notes under an indenture with U.S. Bank National Association, as trustee. The indenture contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• make certain dividends or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;
• sell assets, including capital stock of our restricted subsidiaries;
• restrict dividends or other payments of our restricted subsidiaries;
• create liens that secure debt;
• enter into transactions with affiliates; and
• merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.” However, most of the covenants will terminate if both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. assign the exchange notes an investment grade rating and no default exists with respect to the exchange notes.

Change of Control Offer

Upon the occurrence of a change of control, holders of the exchange notes will have the right to require us to repurchase all or a portion of the exchange notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of repurchase.

Form and Denominations	The exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Governing Law	The indenture provides that it and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trading	The exchange notes will not be listed on any securities exchange or included in any automated quotation system. The exchange notes will be new securities for which there is currently no public market.

Use of Proceeds

We are making the exchange offer to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer.

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the exchange notes.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL

AND OPERATING INFORMATION

We derived the following summary historical financial data as of and for the years ended December 31, 2013 and 2014 and the summary historical financial data for the year ended December 31, 2012, from our audited financial statements, which are incorporated by reference herein and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” included in our 2014 10-K, which is also incorporated by reference in this prospectus. The summary historical balance sheet data as of December 31, 2012, has been derived from our audited financial statements not included or incorporated by reference in this registration statement. The following financial data as of and for the years ended December 31, 2010 and 2011 has been prepared from our accounting records. The financial data for the three months ended March 31, 2014 and 2015, respectively, was derived from our unaudited condensed consolidated financial statements included in our First Quarter 2015 Form 10-Q, which is incorporated by reference into this prospectus. The following summary historical financial data should be read in conjunction with Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part I, Item 1, “Financial Statements” of our First Quarter 2015 Form 10-Q.

	As of and for the Years Ended December 31,					As of and for the Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
	(in thousands)
Operating revenues:
Oil, gas, and NGL production revenue	$836,288	$1,332,392	$1,473,868	$2,199,550	$2,481,544	$623,109	$393,315
Gain (loss) on divestiture activity	155,277	220,676	(27,018)	27,974	646	2,958	(35,802)
Marketed gas system revenue	70,110	69,898	52,808	60,039	24,897	6,603	7,457
Other operating revenues	31,159	(19,648)	5,444	5,811	15,220	50	964
Total operating revenues and other income	1,092,834	1,603,318	1,505,102	2,293,374	2,522,307	632,720	365,934
Operating expenses:
Oil, gas, and NGL production expense	195,075	290,111	391,872	597,045	715,878	163,709	196,151
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	336,141	511,103	727,877	822,872	767,532	177,215	217,401
Exploration	63,860	53,537	90,248	74,104	129,857	21,335	37,407
Impairment of proved properties	6,127	219,037	208,923	172,641	84,480	—	55,526
Abandonment and impairment of unproved properties	1,986	7,367	16,342	46,105	75,638	2,801	11,627
General and administrative	106,663	118,526	119,815	149,551	167,103	35,051	43,639
Change in Net Profits Plan liability	(34,441)	(25,477)	(28,904)	(21,842)	(29,849)	(1,776)	(4,334)
Marketed gas system expense	66,726	64,249	47,583	57,647	24,460	6,836	9,570
Derivative (gain) loss	8,899	(37,086)	(55,630)	(3,080)	(583,264)	97,662	(154,167)
Other operating expenses	3,027	17,567	6,993	30,076	4,658	1,253	7,549
Total operating expenses	754,063	1,218,934	1,525,119	1,925,119	1,356,493	504,086	420,369
Income (loss) from operations	338,771	384,384	(20,017)	368,255	1,165,814	128,634	(54,435)
Non-operating income (expense):
Other, net	321	466	220	67	(2,561)	26	571
Interest expense	(24,196)	(45,849)	(63,720)	(89,711)	(98,554)	(24,190)	(32,647)
Income (loss) before income taxes	314,896	339,001	(83,517)	278,611	1,064,699	104,470	(86,511)
Income tax (expense) benefit	(118,059)	(123,585)	29,268	(107,676)	(398,648)	(38,863)	33,453
Net income (loss)	$196,837	$215,416	$(54,249)	$170,935	$666,051	$65,607	$(53,058)
Balance Sheet Data (end of period):
Cash and cash equivalents	$5,077	$119,194	$5,926	$282,248	$120	$236,435	$22
Total assets	2,744,321	3,798,980	4,199,529	4,705,165	6,516,700	4,689,011	6,600,686
Total noncurrent liabilities	1,023,742	1,830,235	2,243,517	2,459,213	3,445,385	2,498,313	3,668,203
Total stockholders’ equity	1,218,526	1,462,940	1,414,466	1,606,821	2,286,655	1,675,419	2,236,228

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2012		2013	2014	2014	2015
	(in thousands, except ratios)
Other Financial Data:
Adjusted EBITDAX(1)	$1,031,867		$1,477,274	1,647,591	$398,920	$311,855
Net cash provided by operating activities	921,969		1,338,514	1,456,575	299,728	283,922
Net cash used in investing activities	(1,457,333)		(1,192,903)	(2,478,749)	(345,533)	(534,458)
Net cash provided by (used in) financing activities	422,096		130,711	740,046	(8)	250,438
Capital expenditures	1,507,828		1,553,536	1,974,798	(351,934)	(544,965)
Ratio of earnings to fixed charges(2)	—	*	3.7x	10.0x	4.8x	— **

(1)                                  Adjusted EBITDAX represents income (loss) before interest expense, other non-operating income or expense, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non- cash stock compensation expense, derivative gains and losses net of settlements, change in the Net Profit Plan liability, and gains and losses on divestitures. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that is presented because we believe that it provides useful additional information to investors, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our credit facility based on our debt to adjusted EBITDAX ratio. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDAX has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, profitability, or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Limitations to using adjusted EBITDAX as an analytical tool include:

•                  Adjusted EBITDAX does not reflect current or future requirements for capital expenditures or capital commitments;

•                  Adjusted EBITDAX does not reflect changes in, or cash requirements necessary to service interest or principal payments on debt;

•                  Adjusted EBITDAX does not reflect income taxes;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDAX does not reflect any cash requirements for such replacements; and

•                  other companies in our industry may calculate adjusted EBITDAX differently than we do, limiting its usefulness as a comparison measure.

The following table provides a reconciliation of our net income (loss) to adjusted EBITDAX and from adjusted EBITDAX to net cash provided by operating activities for the periods presented:

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in thousands)
Net income (loss) (GAAP)	$(54,249)	$170,935	$666,051	$65,607	$(53,058)
Interest expense	63,720	89,711	98,554	24,190	32,647
Other non-operating (income) expense, net	(220)	(67)	2,561	(26)	(571)
Income tax (benefit) expense	(29,268)	107,676	398,648	38,863	(33,453)
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	727,877	822,872	767,532	177,215	217,401
Exploration	81,809	65,888	122,577	19,938	35,732
Impairment of proved properties	208,923	172,641	84,480	—	55,526
Abandonment and impairment of unproved properties	16,342	46,105	75,638	2,801	11,627
Stock-based compensation expense	30,185	32,347	32,694	6,344	6,024
Derivative (gain) loss	(55,630)	(3,080)	(583,264)	97,662	(154,167)
Derivative settlement gain (loss)	44,264	22,062	12,615	(28,940)	161,229
Change in Net Profits Plan liability	(28,904)	(21,842)	(29,849)	(1,776)	(4,334)
(Gain) loss on divestiture activity	27,018	(27,974)	(646)	(2,958)	35,802
Other, net	—	—	—	—	1,450
Adjusted EBITDAX (Non-GAAP)	1,031,867	1,477,274	1,647,591	398,920	311,855
Interest expense	(63,720)	(89,711)	(98,554)	(24,190)	(32,647)
Other non-operating income (expense), net	220	67	(2,561)	26	571
Income tax benefit (expense)	29,268	(107,676)	(398,648)	(38,863)	33,453
Exploration	(81,809)	(65,888)	(122,577)	(19,938)	(35,732)
Exploratory dry hole expense	20,861	5,846	44,427	—	16,275
Amortization of debt discount and deferred financing costs	6,769	5,390	6,146	1,477	1,957
Deferred income taxes	(29,638)	105,555	397,780	38,374	(33,727)
Plugging and abandonment	(2,856)	(9,946)	(8,796)	(1,325)	(2,425)
Other, net	527	2,775	1,069	(3,103)	46
Changes in current assets and liabilities	10,480	14,828	(9,302)	(51,650)	24,296
Net cash provided by operating activities (GAAP)	$921,969	$1,338,514	$1,456,575	$299,728	$283,922

Note:                  Stock-based compensation expense is a component of exploration expense and general and administrative expense on our statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amounts shown on our statements of operations for the component of stock-based compensation expense recorded to exploration.

Derivative settlement gain (loss) is reported in the derivative cash settlements line item on the statements of cash flows within net cash provided by operating activities with the change in accrued settlements between years being reported in change in accounts receivable and change in accounts payable and accrued expenses line items.

(2)                                 The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest) by fixed charges (interest expense plus capitalized interest).

*                                         Earnings were inadequate to cover fixed charges for the year ended December 31, 2012, by a deficiency of $86.6 million.

**                                  Earnings were inadequate to cover fixed charges for the three months ended March 31, 2015, by a deficiency of $88.3 million.

SUMMARY RESERVE, PRODUCTION AND OPERATING DATA

The following table presents summary data with respect to our estimated net proved oil, gas, and NGL reserves as of the dates indicated. At least 80 percent of the PV-10 of our estimated proved reserves as of December 31, 2012, 2013 and 2014 was audited by Ryder Scott Company, L.P., which is a firm of independent reserve engineers. Our estimated proved reserves and related PV-10 at December 31, 2012, 2013 and 2014 were determined in accordance with the reserve disclosure rules of the SEC using the 12-month unweighted arithmetic average of the first-day-of-the-month price for the periods of January 2012 through December 2012, January 2013 through December 2013, and January 2014 through December 2014, respectively, without giving effect to derivative transactions, and were held constant throughout the life of the properties. These prices were $94.71 per Bbl for oil, $2.76 per MMBtu for gas and $45.65 per Bbl for NGLs at December 31, 2012, $96.94 per Bbl for oil, $3.67 per MMBtu for gas and $40.29 per Bbl for NGLs at December 31, 2013, and $94.99 per Bbl for oil, $4.35 per MMBtu for gas and $39.91 per Bbl for NGLs at December 31, 2014.

	As of and for the Years Ended December 31,
	2012	2013	2014
Reserve Information:
Estimated proved reserves:
Oil (MMBbl)	92.2	126.6	169.7
Gas (Bcf)	833.4	1,189.3	1,466.5
NGLs (MMBbl)	62.3	103.9	133.5
Equivalents (MMBOE)*	293.4	428.7	547.7
Percentage proved developed	57%	49%	52%
Standardized measure of discounted future net cash flows (in millions)	$3,021.0	$4,009.4	$5,698.8
PV-10 (in millions)	$3,849.1	$5,528.5	$7,616.9
Estimated reserve life (in years)	8.0	8.9	9.9
Costs incurred in oil and gas producing activities (in millions)	$1,687.9	$1,721.1	$2,711.7

*                                         At year-end 2012, our reserves shifted from being majority gas to majority liquids. As a result, beginning with the first quarter of 2013, we now report volumes on a BOE basis rather than on a Mcfe basis. Prior period presentations have been conformed accordingly.

The following table reconciles the standardized measure of discounted future net cash flows (GAAP) to the pre-tax PV-10 (Non-GAAP) of proved reserves. Please see the definitions of standardized measure of discounted future net cash flows and PV-10 in the “Glossary of Oil and Natural Gas Terms.”

	As of December 31,
	2012	2013	2014
	(in millions)
Standardized measure of discounted future net cash flows	$3,021.0	$4,009.4	$5,698.8
Add: 10 percent annual discount, net of income taxes	1,742.1	2,500.6	3,407.2
Add: future undiscounted income taxes	1,609.4	2,722.2	3,511.4
Undiscounted future net cash flows	6,372.5	9,232.2	12,617.4
Less: 10 percent annual discount without tax effect	(2,523.4)	(3,703.7)	(5,000.5)
PV-10	$3,849.1	$5,528.5	$7,616.9

Production

The following table summarizes the volumes and realized prices of oil, gas, and NGLs produced and sold from properties in which we held an interest during the periods indicated. Also presented is a summary of related production costs per BOE.

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2012	2013	2014	2014	2015
Production and operating data:
Production:
Oil (MMBbl)	10.4	13.9	16.7	3.7	5.2
Natural gas (Bcf)	120.0	149.3	152.9	35.5	45.9
Natural gas liquids (MMBbl)	6.1	9.5	13.0	2.9	3.9
Equivalents (MMBOE)*	36.5	48.3	55.1	12.5	16.8
Realized sales prices (before impact of derivative settlements)
Oil ($/Bbl)	$85.45	$91.19	$80.97	$88.96	$38.56
Natural gas ($/Mcf)	$2.98	$3.93	$4.58	$5.22	$2.76
Natural gas liquids ($/Bbl)	$37.61	$35.95	$33.34	$38.79	$16.67
Equivalent ($/BOE)*	$40.39	$45.50	$45.01	$49.96	$23.44
Realized sales prices (after impact of derivative settlements)
Oil ($/Bbl)	$83.52	$89.92	$82.68	$87.11	$58.89
Natural gas ($/Mcf)	$3.48	$4.14	$4.40	$4.84	$3.51
Natural gas liquids ($/Bbl)	$38.90	$36.66	$34.18	$35.76	$22.00
Equivalent ($/BOE)*	$41.71	$45.92	$45.23	$47.64	$33.05
Average costs per BOE*
Production expense	$8.74	$10.16	$10.85	$10.93	$10.56
Production tax	$2.00	$2.19	$2.13	$2.20	$1.12
Depletion, depreciation, amortization, and asset retirement obligation accretion	$19.95	$17.02	$13.92	$14.21	$12.96
General and administrative	$3.28	$3.09	$3.03	$2.81	$2.60

*                                         At year-end 2012, our reserves shifted from being majority gas to majority liquids. As a result, beginning with the first quarter of 2013, we report volumes on a BOE basis rather than on a Mcfe basis. Prior period presentations have been conformed accordingly.

We sell the majority of our natural gas under contracts that use first-of-the-month index pricing, which means that gas produced in a given month is sold at the first-of-the-month price regardless of the spot price on the day the gas is produced. For assets where high BTU gas is sold at the wellhead, we also receive additional value for the high energy content contained in the gas stream. Our NGL production is generally sold using contracts paying us a monthly average of the posted Oil Price Information Service (“OPIS”) daily settlement prices, adjusted for processing, transportation, and location differentials. Our oil and condensate are generally sold using contracts paying us various industry posted prices, most commonly NYMEX West Texas Intermediate. We are paid the average of the daily settlement price for the respective posted prices for the period in which the product is produced, adjusted for quality, transportation, American Petroleum Institute gravity, and location differentials. When we refer to realized oil, gas, and NGL prices above, the disclosed price represents the average price for the respective period unless otherwise indicated.

Commodity Derivative Contracts Entered into as of April 29, 2015

The following tables include all commodity derivative contracts for settlement at any time during the second quarter of 2015 and later periods entered into through April 29, 2015:

Oil Contracts

Oil Swaps

Contract Period	NYMEX WTI Volumes	Weighted-Average Contract Price
	(Bbls)	(per Bbl)
Second quarter 2015	1,639,000	$91.26
Third quarter 2015	1,254,000	$90.78
Fourth quarter 2015	1,137,000	$90.15
2016	5,570,000	$88.01
All oil swaps	9,600,000

Oil Collars

Contract Period	NYMEX WTI Volumes	Weighted-Average Floor Price	Weighted-Average Ceiling Price
	(Bbls)	(per Bbl)	(per Bbl)
Second quarter 2015	709,000	$85.00	$94.06
Third quarter 2015	906,000	$85.00	$91.25
Fourth quarter 2015	869,000	$85.00	$92.19
All oil collars	2,484,000

Gas Contracts

Gas Swaps

Contract Period	Volumes	Weighted-Average Contract Price
	(MMBtu)	(per MMBtu)
Second quarter 2015	15,985,000	$3.90
Third quarter 2015	14,950,000	$4.03
Fourth quarter 2015	13,570,000	$4.02
2016	48,896,000	$4.12
2017	37,414,000	$4.16
2018	35,241,000	$4.21
2019	28,159,000	$4.28
All gas swaps*	194,215,000

*                                         Natural gas swaps are comprised of IF El Paso Permian (2%), IF HSC (83%), IF NGPL TXOK (1%), IF NNG Ventura (3%), and IF Enable East (11%).

Gas Collars

Contract Period	Volumes	Weighted-Average Floor Price	Weighted-Average Ceiling Price
	(MMBtu)	(per MMBtu)	(per MMBtu)
Second quarter 2015	2,297,000	$4.00	$4.30
Third quarter 2015	2,005,000	$4.00	$4.30
Fourth quarter 2015	6,176,000	$3.97	$4.30
All gas collars*	10,478,000

*                                         Natural gas collars are comprised of IF El Paso Permian (4%), IF HSC (79%), IF NNG Ventura (7%), and IF Enable East (10%).

NGL Contracts

NGL Swaps

Contract Period	OPIS Purity Ethane Mt Belv. Volumes	Weighted-Average Contract Price
	(Bbls)	(per Bbl)
2016	710,000	$9.12
2017	792,000	$9.98
2018	347,000	$10.52
All NGL swaps	1,849,000

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2015		2014	2013	2012		2011	2010
Ratio of earnings to fixed charges(1)	—	(2)	10.0x	3.7x	—	(3)	6.7x	11.6x

(1)                                 The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less capitalized interest) by fixed charges (interest expense, plus capitalized interest plus our estimate of the interest component of rental expense).

(2)                                 Earnings were inadequate to cover fixed charges for the three months ended March 31, 2015, by a deficiency of $88.3 million.

(3)                                 Earnings were inadequate to cover fixed charges for the year ended December 31, 2012, by a deficiency of $86.6 million.

RISK FACTORS

The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should carefully consider the risks and uncertainties described below and in Item 1A “Risk Factors” in our 2014 10-K and First Quarter 2015 Form 10-Q, which are incorporated by reference in this prospectus, together with all of the other information in this prospectus and in the documents incorporated by reference herein, including the financial statements and related notes. If any of these risks actually occur, our business, financial condition or results of operations may suffer. As a result, we might be unable to repay the principal of and interest on the notes, and you could lose all or part of your investment.

Risks Relating to the Exchange Offer

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes. The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•                  the liquidity of any trading market that may develop;

•                  the ability of holders to sell their exchange notes; or

•                  the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects, of similar companies.

Any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

Outstanding notes that are not tendered or are tendered but not accepted for exchange will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange. If a substantial amount of the outstanding notes are exchanged for a like amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

You must follow the appropriate procedures to tender your outstanding notes or they will not be exchanged.

The exchange notes will be issued in exchange for the outstanding notes only after timely receipt by the exchange agent of the outstanding notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (i) exchanges its outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or (ii) resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

Risks Related to the Notes

The agreements governing our debt contain various covenants that limit our discretion in the operation of our business, could prohibit us from engaging in transactions we believe to be beneficial and could lead to an acceleration of our debt.

Our debt agreements contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests.  Our ability to borrow under our credit facility is subject to compliance with certain financial covenants, including (i) maintenance of a quarterly ratio of total debt to 12-month trailing consolidated earnings before interest, taxes, depreciation, amortization, and exploration expense of less than 4.0, and (ii) maintenance of an adjusted current ratio of no less than 1.0, each as defined in our credit facility.  Our credit facility also requires us to comply with certain financial covenants, including requirements that we maintain certain levels of stockholders’ equity and limit our annual cash dividends to no more than $50.0 million.  These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers and acquisitions, and other corporate opportunities.

The respective indentures governing the Senior Notes also contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•                                          incur additional debt;

•                                          make certain dividends or pay dividends or distributions on our capital stock or purchase, redeem, or retire capital stock;

•                                          sell assets, including capital stock of our subsidiaries;

•                                          restrict dividends or other payments of our subsidiaries;

•                                          create liens that secure debt;

•                                          enter into transactions with affiliates; and

•                                          merge or consolidate with another company.

See “Description of Notes.” Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our indebtedness. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

Our amount of debt may limit our ability to obtain financing for acquisitions, make us more vulnerable to adverse economic conditions, and make it more difficult for us to make payments on our debt.

As of March 31, 2015, we had $600.0 million of long-term senior unsecured debt outstanding relating to the notes to be exchanged hereunder; $350.0 million of long-term senior unsecured debt outstanding relating to our 2019 Senior Notes; $350.0 million of long-term senior unsecured debt outstanding relating to our 2021 Senior Notes; $400.0 million of long-term senior unsecured debt outstanding relating to our 2023 Senior Notes; $500.0 million of long-term senior unsecured debt outstanding relating to our 2024 Senior Notes; and $416.5 million in outstanding borrowings under our credit facility. We had three outstanding letters of credit in the aggregate amount of $808,000 (which reduce the amount available for borrowing under our credit facility on a dollar-for-dollar basis), resulting in $1,082.7 million of available borrowing capacity under our credit facility, assuming the borrowing conditions under this facility are met. Our long-term debt represented approximately 54 percent of our total book capitalization as of March 31, 2015.

The amount of our current indebtedness could have important consequences for our operations, including:

•                  making it more difficult for us to obtain additional financing in the future for our operations and potential acquisitions, working capital requirements, capital expenditures, debt service, or other general corporate requirements;

•                  requiring us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the service of interest costs associated with our debt, rather than to productive investments;

•                  limiting our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, making acquisitions, and paying dividends;

•                  placing us at a competitive disadvantage compared to our competitors that have less debt; and

•                  making us more vulnerable in the event of adverse economic or industry conditions or a downturn in our business.

Our ability to make payments on our debt, refinance our debt, and fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us under our credit facility or from other sources, we might not be able to service our debt or fund our other liquidity needs. If we are unable to service our debt, due to inadequate liquidity or otherwise, we may have to delay or cancel acquisitions, defer capital expenditures, sell equity securities, divest assets, and/or restructure or refinance our debt. We might not be able to sell our equity, sell our assets, or restructure or refinance our debt on a timely basis or on satisfactory terms or at all. In addition, the terms of our existing or future debt agreements, including our existing and future credit agreements, may prohibit us from pursuing any of these alternatives. Further, changes in the credit ratings of our debt may negatively affect the cost, terms, conditions, and availability of future financing.

Our debt agreements, including the agreement governing our credit facility and the indentures governing our Existing Senior Notes and the notes, permit us to incur additional debt in the future, subject to compliance with restrictive covenants under those agreements. In addition, entities we may acquire in the future could have significant amounts of debt outstanding that we could be required to assume, and in some cases accelerate repayment thereof, in connection with the acquisition, or we may incur our own significant indebtedness to consummate an acquisition.

Our credit facility is subject to periodic borrowing base redeterminations. We could be forced to repay a portion of our bank borrowings in the event of a downward redetermination of our borrowing base, and we may not have sufficient funds to make such repayment at that time. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowing base or arrange new financing, we may be forced to sell significant assets.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes offered hereby, and to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, industry, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility or from other sources in an amount sufficient to enable us to pay our indebtedness, including the notes offered hereby, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity, sell assets, reduce or delay capital expenditures or seek additional equity financing. We cannot assure you that we will be able to service or refinance any of our indebtedness on commercially reasonable terms or at all.

The notes are not secured by any of our assets. However, our credit facility indebtedness is secured by a majority of our oil and gas properties. As a result, if we become insolvent, secured lenders will have a prior claim on our assets.

The notes are not secured by any of our assets. Our credit facility is, however, secured by a significant majority of our oil and gas properties. Additionally, the terms of our credit facility and the indentures governing our Existing Senior Notes and the notes permit us to incur substantial additional secured debt in the future. Accordingly, the payment of principal and interest on the notes is effectively subordinated in right of payment to all of our secured debt with respect to the assets securing such debt.

If we become insolvent or are liquidated, or if payment under any of the instruments governing our existing or future secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to secured lenders under applicable law and pursuant to the instruments governing such debt, including foreclosing on such assets. In that event, because the notes are not secured by any of our assets, it is possible that after the exercise by the secured parties of their remedies, no assets would remain from which claims of holders of the notes could be satisfied or, if any assets remained, the remaining assets might be insufficient to satisfy those claims in full. As of March 31, 2015, we had $416.5 million in outstanding borrowings under our credit facility (which does not include three outstanding letters of credit in the aggregate amount of $808,000 that reduce the amount available for borrowings under the facility on a dollar-for-dollar basis), and the ability to incur up to $1,082.7 million of additional secured debt under our credit facility.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements which could jeopardize our ability to pay the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants and maintain the financial tests and ratios required by the agreements governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the exchange notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We also may amend the provisions and limitations of our credit facilities from time to time and will not be required to obtain the consent of the holders of the notes to do so.

Our debt agreements contain prepayment and acceleration rights at the election of the holders or lenders, as applicable, upon a covenant default or change in control, which rights, if exercised, could constitute an event of default under the notes. In addition, certain lenders under our credit facility are also counterparties under our hedge agreements, which contain provisions whereby the lender group may declare a default under certain circumstances that could constitute an event of default under the credit facility. In the event of such a default, it is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.

We may incur substantial additional indebtedness, including indebtedness ranking equal to the notes.

Subject to the restrictions in the indenture governing the notes and in other agreements governing our other outstanding indebtedness (including our credit facility and our Existing Senior Notes), we and our subsidiaries may incur substantial additional indebtedness (including secured indebtedness) in the future. Although the indenture governing the notes and the agreements governing our other outstanding indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to waiver and a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial.

If we incur any additional indebtedness that ranks equally with the notes, including trade payables, the holders of that indebtedness will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of the notes in connection with such a distribution.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•                  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•                  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•                  depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital investment, general corporate and other purposes may be limited.

Claims of holders of the notes will be structurally subordinated to claims of creditors of any of our subsidiaries.

Subject to certain limitations, the indenture governing the notes permits our subsidiaries to acquire assets and incur indebtedness, and holders of the notes do not have any claim as a creditor against any of our subsidiaries to the assets and earnings of those subsidiaries, except to the extent such subsidiaries subsequently become guarantors of the notes. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of such subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us as equity, and thus be available to satisfy our obligations under the notes and other claims against us.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, holders of the notes and our Existing Senior Notes may require us to offer to repurchase all or any part of their respective notes and/or Existing Senior Notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes and the Existing Senior Notes. Additionally, certain events that would constitute a Change of Control (as defined in “Certain Definitions”) would constitute an event of default under our credit facility that would, if any such event should occur, permit the lenders to accelerate the debt outstanding under our credit facility which would, in turn, cause an event of default under the respective indentures governing the notes and our Existing Senior Notes.

The source of funds for any repurchase of the notes or our Existing Senior Notes required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity, or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes and the Existing Senior Notes tendered and to repay debt under our credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., provided at such time no default under the indenture has occurred and is continuing. Unless terminated, these covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. Please see “Description of Notes—Covenant Termination.”

Risks Related to Our Business

Crude oil, natural gas, and NGL prices are volatile, and declines in prices adversely affect our profitability, financial condition, cash flows, access to capital, and ability to grow.

Our revenues, operating results, profitability, future rate of growth, and the carrying value of our oil and natural gas properties depend heavily on the prices we receive for crude oil, natural gas and NGL sales. Crude oil, natural gas, and NGL prices also affect our cash flows available for capital expenditures and other items, our borrowing capacity, and the volume and amount of our crude oil, natural gas, and NGL reserves. For example, the amount of our borrowing base under our credit facility is subject to periodic redeterminations based on crude oil, natural gas, and NGL prices specified by our bank group at the time of redetermination. In addition, we may have crude oil and natural gas property impairments or downward revisions of estimates of proved reserves if prices fall significantly.

Historically, the markets for crude oil, natural gas, and NGLs have been volatile, and they are likely to continue to be volatile.  Wide fluctuations in crude oil, natural gas, and NGL prices may result from relatively minor changes in the supply of and demand for crude oil, natural gas, and NGLs, market uncertainty, and other factors that are beyond our control, including:

•                  global and domestic supplies of crude oil, natural gas, and NGLs, and the productive capacity of the industry as a whole;

•                  the level of consumer demand for crude oil, natural gas, and NGLs;

•                  overall global and domestic economic conditions;

•                  weather conditions;

•                  the availability and capacity of gathering, transportation, processing, and/or refining facilities in regional or localized areas that may affect the realized price for crude oil, natural gas, or NGLs;

•                  liquefied natural gas deliveries to and from the United States;

•                  the price and level of imports and exports of crude oil, refined petroleum products, and liquefied natural gas;

•                  the price and availability of alternative fuels;

•                  technological advances and regulations affecting energy consumption and conservation;

•                  the ability of the members of the Organization of Petroleum Exporting Countries and other exporting countries to agree to and maintain crude oil price and production controls;

•                  political instability or armed conflict in crude oil or natural gas producing regions;

•                  strengthening and weakening of the United States dollar relative to other currencies; and

•                  governmental regulations and taxes.

These factors and the volatility of crude oil, natural gas, and NGL markets make it extremely difficult to predict future crude oil, natural gas, and NGL price movements with any certainty.  Declines in crude oil, natural gas, and NGL prices would reduce our revenues and could also reduce the amount of crude oil, natural gas, and NGLs that we can produce economically, which could have a materially adverse effect on us.

Weakness in economic conditions or uncertainty in financial markets may have material adverse impacts on our business that we cannot predict.

In recent years, the United States and global economies and financial systems have experienced turmoil and upheaval characterized by extreme volatility in prices of equity and debt securities, periods of diminished liquidity and credit availability, inability to access capital markets, the bankruptcy, failure, collapse, or sale of financial institutions, increased levels of unemployment, and an unprecedented level of intervention by the United States federal government and other governments.  Although the United States economy appears to have stabilized, the extent and timing of a recovery, and whether it can be sustained, are uncertain.  Renewed weakness in the United States or other large economies could materially adversely affect our business and financial condition.  For example:

•                  crude oil, NGL and natural gas prices have recently been lower than at various times in the last decade because of increased supply resulting from, among other things, increased drilling in unconventional reservoirs, leading to lower revenues, which could affect our financial condition and results of operations;

•                  the tightening of credit or lack of credit availability to our customers could adversely affect our ability to collect our trade receivables;

•                  the liquidity available under our credit facility could be reduced if any lender is unable to fund its commitment;

•                  our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital for our business, including for the exploration and/or development of reserves;

•                  our commodity derivative contracts could become economically ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection; and

•                  variable interest rate spread levels, including for LIBOR and the prime rate, could increase significantly, resulting in higher interest costs for unhedged variable interest rate based borrowings under our credit facility.

If we are unable to replace reserves, we will not be able to sustain production.

Our future operations depend on our ability to find, develop, or acquire crude oil, natural gas, and NGL reserves that are economically producible.  Our properties produce crude oil, natural gas, and NGLs at a declining rate over time.  In order to maintain current production rates, we must locate and develop or acquire new crude oil, natural gas, and NGL reserves to replace those being depleted by production.  Without successful drilling or acquisition activities, our reserves and production will decline over time.  In addition, competition for crude oil and natural gas properties is intense, and many of our competitors have financial, technical, human, and other resources necessary to evaluate and integrate acquisitions that are substantially greater than those available to us.

In the event we do complete an acquisition, its successful impact on our business will depend on a number of factors, many of which are beyond our control.  These factors include the purchase price for the acquisition, future crude oil, natural gas, and NGL prices, the ability to reasonably estimate or assess the recoverable volumes of reserves, rates of future production and future net revenues attainable from reserves, future operating and capital costs, results of future exploration, exploitation and development activities on the acquired properties, and future abandonment and possible future environmental or other liabilities.  There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, actual future production rates, and associated costs and potential liabilities with respect to prospective acquisition targets.  Actual results may vary substantially from those assumed in the estimates.  A customary review of subject properties will not necessarily reveal all existing or potential problems.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties if they have substantially different operating and geological characteristics or are in different geographic locations than our existing properties.  To the extent that acquired properties are substantially different than our existing properties, our ability to efficiently realize the expected economic benefits of such transactions may be limited.

Integrating acquired businesses and properties involves a number of special risks.  These risks include the possibility that management may be distracted from regular business concerns by the need to integrate operations and systems and that unforeseen difficulties can arise in integrating operations and systems and in retaining and assimilating employees.  Any of these or other similar risks could lead to potential adverse short-term or long-term effects on our operating results and may cause us to not be able to realize any or all of the anticipated benefits of the acquisitions.

Substantial capital is required to develop and replace our reserves.

We must make substantial capital expenditures to find, acquire, develop, and produce crude oil, natural gas, and NGL reserves.  Future cash flows and the availability of financing are subject to a number of factors, such as the level of production from existing wells, prices received for crude oil, natural gas, and NGL sales, our success in locating and developing and acquiring new reserves, and the orderly functioning of credit and capital markets.  If crude oil, natural gas, and NGL prices decrease or if we encounter operating difficulties that result in our cash flows from operations being less than expected, we may reduce our planned capital expenditures unless we can raise additional funds through debt or equity financing or the divestment of assets.  Debt or equity financing may not always be available to us in sufficient amounts or on acceptable terms, and the proceeds offered to us for potential divestitures may not always be of acceptable value to us.

If our revenues decrease due to lower crude oil, natural gas, or NGL prices, decreased production, or other reasons, and if we cannot obtain funding through our credit facility, other acceptable debt or equity financing arrangements, or through the sale of assets, our ability to execute development plans, replace our reserves, maintain our acreage, or maintain production levels could be greatly limited.

Competition in our industry is intense, and many of our competitors have greater financial, technical and human resources than we do.

We face intense competition from major oil and gas companies, independent oil and gas exploration and production companies, and institutional and individual investors who seek oil and gas investments throughout the world, as well as the equipment, expertise, labor, and materials required to operate crude oil and natural gas properties.  Many of our competitors have financial, technical, and other resources exceeding those available to us, and many crude oil and natural gas properties are sold in a competitive bidding process in which our competitors may be able and willing to pay more for exploratory and development prospects and productive properties, or in which our competitors have technological information or expertise that is not available to us to evaluate and successfully bid for properties.  We may not be successful in acquiring and developing profitable properties in the face of this competition.  In addition, other companies may have a greater ability to continue drilling activities during periods of low natural gas or oil prices and to absorb the burden of current and future governmental regulations and taxation.  In addition, shortages of equipment, labor, or materials as a result of intense competition may result in increased costs or the inability to obtain those resources as needed.  Also, we compete for human resources.  Over the last few years, the need for talented people across all disciplines in the industry has grown, while the number of talented people available has not grown at the same pace, and in many cases, is declining due to the demographics of the industry.  Our inability to compete effectively with companies in any area of our business could have a material adverse impact on our business activities, financial condition and results of operations.

The loss of key personnel could adversely affect our business.

We depend to a large extent on the efforts and continued employment of our executive management team and other key personnel.  The loss of the services of these or other key personnel could adversely affect our business.  Our drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced geologists, engineers, landmen and other professionals.  Competition for many of these professionals is intense.  If we cannot retain our technical personnel or attract additional experienced technical personnel and professionals, our ability to compete could be harmed.

The actual quantities and present value of our proved crude oil, natural gas, and NGL reserves may be less than we have estimated.

This prospectus and other of our SEC filings contain estimates of our proved crude oil, natural gas, and NGL reserves and the estimated future net revenues from those reserves. These estimates are based on various assumptions, including assumptions required by the SEC relating to crude oil, natural gas, and NGL prices, drilling and completion costs, gathering and transportation costs, operating expenses, capital expenditures, effects of governmental regulation, taxes, timing of operations, and availability of funds. The process of estimating crude oil, natural gas, and NGL reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering, and economic data for each reservoir. These estimates are dependent on many variables, and changes often occur as our knowledge of these variables evolve. Therefore, these estimates are inherently imprecise. In addition, the reserve estimates we make for properties that do not have a significant production history may be less reliable than estimates for properties with lengthy production histories. A lack of production history may contribute to inaccuracy in our estimates of proved reserves, future production rates, and the timing and/or amount of development expenditures.

Actual future production, prices for crude oil, natural gas, and NGLs, revenues, production taxes, development expenditures, operating expenses, and quantities of producible crude oil, natural gas, and NGL reserves will most likely vary from those estimated. Any significant variance of any nature could materially affect the estimated quantities of and present value related to proved reserves disclosed by us, and the actual quantities and present value may be significantly less than we have previously estimated.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration, operations and development activity, prevailing crude oil, natural gas, and NGL prices, costs to develop and operate properties, and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production on adjacent properties, which we may not control.

As of December 31, 2014, 48 percent, or 260.9 MMBOE, of our estimated proved reserves were proved undeveloped, and three percent, or 17.2 MMBOE, were proved developed non-producing. In order to develop our proved undeveloped reserves, as of December 31, 2014, we estimate approximately $3.1 billion of capital expenditures would be required.  Production revenues from proved developed non-producing reserves will not be realized until sometime in the future and after some investment of capital. In order to develop our proved developed non-producing reserves, as of December 31, 2014, we estimate capital expenditures of approximately $29 million would be required. Although we have estimated our proved reserves and the costs associated with these proved reserves in accordance with industry standards, estimated costs may not be accurate, development may not occur as scheduled, and actual results may not occur as estimated.

You should not assume that the PV-10 and standardized measure of discounted future net cash flows included in this prospectus represent the current market value of our estimated proved crude oil, natural gas, and NGL reserves. Management has based the estimated discounted future net cash flows from proved reserves on price and cost assumptions required by the SEC, whereas actual future prices and costs may be materially higher or lower. For example, the present value of our proved reserves as of December 31, 2014, was estimated using a calculated 12-month average sales price of $4.35 per MMBtu of natural gas (NYMEX Henry Hub spot price), $94.99 per Bbl of oil (NYMEX WTI spot price), and $39.91 per Bbl of NGL (OPIS spot price). We then adjust these prices to reflect appropriate basis, quality, and location differentials over the period in estimating our proved reserves. During 2014, our monthly average realized natural gas prices, excluding the effect of derivative settlements, were as high as $5.78 per Mcf and as low as $3.69 per Mcf. For the same period, our monthly average realized crude oil prices before the effect of derivative settlements were as high as $94.36 per Bbl and as low as $50.22 per Bbl, and were as high as $42.83 per Bbl and as low as $19.94 per Bbl for NGLs. Many other factors will affect actual future net cash flows, including:

•                                          amount and timing of actual production;

•                                          supply and demand for crude oil, natural gas, and NGLs;

•                                          curtailments or increases in consumption by oil purchasers and natural gas pipelines; and

•                                          changes in government regulations or taxes, including severance and excise taxes.

The timing of production from oil and natural gas properties and of related expenses affects the timing of actual future net cash flows from proved reserves, and thus their actual present value. Our actual future net cash flows could be less than the estimated future net cash flows for purposes of computing PV-10. In addition, the 10 percent discount factor required by the SEC to be used to calculate PV-10 for reporting purposes is not necessarily the most appropriate discount factor given actual interest rates, costs of capital, and other risks to which our business and the oil and natural gas industry in general are subject.

Our property acquisitions may not be worth what we paid due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.

Successful property acquisitions require an assessment of a number of factors, some of which are beyond our control.  These factors include exploration potential, future crude oil, natural gas, and NGL prices, operating costs, and potential environmental and other liabilities.  These assessments are not precise and their accuracy is inherently uncertain.

In connection with our acquisitions, we typically perform a customary review of the acquired properties that will not necessarily reveal all existing or potential problems.  In addition, our review may not allow us to fully assess the potential deficiencies of the properties.  We do not inspect every well, and even when we inspect a well, we may not discover structural, subsurface, or environmental problems that may exist or arise.  We may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities.  Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties.

In addition, significant acquisitions can change the nature of our operations and business if the acquired properties have substantially different operating and geological characteristics or are in different geographic locations than our existing properties.  To the extent acquired properties are substantially different than our existing properties, our ability to efficiently realize the expected economic benefits of such acquisitions may be limited.

Integrating acquired properties and businesses involves a number of other special risks, including the risk that management may be distracted from normal business concerns by the need to integrate operations and systems as well as retain and assimilate additional employees.  Therefore, we may not be able to realize all of the anticipated benefits of our acquisitions.

We have limited control over the activities on properties we do not operate.

Some of our properties, including a portion of our interests in the Eagle Ford shale in south Texas, are operated by other companies and involve third-party working interest owners.  As a result, we have limited ability to influence or control the operation or future development of such properties, including the nature and timing of drilling and operational activities, the operator’s skill and expertise, compliance with environmental, safety and other regulations, the approval of other participants in such properties, the selection and application of suitable technology, or the amount of expenditures that we will be required to fund with respect to such properties.  Moreover, we are dependent on the other working interest owners of such projects to fund their contractual share of the expenditures of such properties.  These limitations and our dependence on the operator and other working interest owners in these projects could cause us to incur unexpected future costs and materially and adversely affect our financial condition and results of operations.

We rely on third-party service providers to conduct drilling and completion and other related operations on properties we operate.

Where we are the operator of a property, we rely on third-party service providers to perform necessary drilling and completion and other related operations.  The ability of third-party service providers to perform such operations will depend on those service providers’ ability to compete for and retain qualified personnel, financial condition, economic performance, and access to capital, which in turn will depend upon the supply and demand for oil, natural gas, and NGLs prevailing economic conditions and financial, business and other factors.  The failure of a third-party service provider to adequately perform operations could delay drilling or completion or reduce production from the property and adversely affect our financial condition and results of operations.

Title to the properties in which we have an interest may be impaired by title defects.

We generally rely on title reports in acquiring oil and gas leasehold interests and obtain title opinions only on significant properties that we drill.  There is no assurance that we will not suffer a monetary loss from title defects or title failure.  Additionally, undeveloped acreage has greater risk of title defects than developed acreage.  Title insurance is not available for oil and gas properties.  As is customary in our industry, we rely upon the judgment of staff and independent landmen who perform the field work of examining records in the appropriate governmental offices and title abstract facilities before attempting to acquire or place under lease a specific mineral interest and/or undertake drilling activities.  We, in some cases, perform curative work to correct deficiencies in the marketability of the title to us.  Generally, under the terms of the operating agreements affecting our properties, any monetary loss attributable to a loss of title is to be borne by all parties to any such agreement in proportion to their interests in such property.  A material title defect can reduce the value of a property or render it worthless, thus adversely affecting our financial condition, results of operations and operating cash flow if such property is of sufficient value.

Exploration and development drilling may not result in commercially producible reserves.

Crude oil and natural gas drilling, completion and production activities are subject to numerous risks, including the risk that no commercially producible crude oil, natural gas, or associated liquids will be found.  The cost of drilling and completing wells is often uncertain, and crude oil, natural gas or associated liquids drilling and production activities may be shortened, delayed, or canceled as a result of a variety of factors, many of which are beyond our control.  These factors include:

•                  unexpected adverse drilling or completion conditions;

•                  title problems;

•                  disputes with owners or holders of surface interests on or near areas where we operate;

•                  pressure or geologic irregularities in formations;

•                  engineering and construction delays;

•                  equipment failures or accidents;

•                  hurricanes, tornadoes, flooding, or other adverse weather conditions;

•                  governmental permitting delays;

•                  compliance with environmental and other governmental requirements; and

•                  shortages or delays in the availability of or increases in the cost of drilling rigs and crews, fracture stimulation crews and equipment, pipe, chemicals, water, sand, and other supplies.

The prevailing prices for crude oil, natural gas, and NGLs affect the cost of and the demand for drilling rigs, completion and production equipment, and other related services.  However, changes in costs may not occur simultaneously with corresponding changes in commodity prices.  The availability of drilling rigs can vary significantly from region to region at any particular time.  Although land drilling rigs can be moved from one region to another in response to changes in levels of demand, an undersupply of rigs in any region may result in drilling delays and higher drilling costs for the available rigs in that region.

Another significant risk inherent in our drilling plans is the need to obtain drilling permits from state, local, and other governmental authorities.  Delays in obtaining regulatory approvals and drilling permits, including delays that jeopardize our ability to realize the potential benefits from leased properties within the applicable lease periods, the failure to obtain a drilling permit for a well, or the receipt of a permit with unreasonable conditions or costs could have a materially adverse effect on our ability to explore or develop our properties.

The wells we drill may not be productive, and we may not recover all or any portion of our investment in such wells.  The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well if crude oil, natural gas, or NGLs are present, or whether they can be produced economically.  The cost of drilling, completing, and operating a well is often uncertain, and cost factors can adversely affect the economics of a project.  Drilling activities can result in dry holes or wells that are productive but do not produce sufficient net revenues after operating and other costs to cover drilling and completion costs.  Even if sufficient amounts of crude oil, natural gas, or NGLs exist, we may damage a potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing a well, which could result in reduced or no production from the well, significant expenditure to repair the well, and/or the loss and abandonment of the well.

Results in our newer resource plays may be more uncertain than results in resource plays that are more developed and have longer established production histories.  For example, industry experience and knowledge in the Eagle Ford shale play, is more limited compared to more established resource plays, such as the Barnett or Woodford shales, and we and the industry generally have less information with respect to the ultimate recoverability of reserves and the production decline rates in newer resource plays than other areas with longer histories of development and production.  Drilling and completion techniques that have proven to be successful in other resource plays are being used in the early development of these new plays; however, we can provide no assurance of the ultimate success of these drilling and completion techniques.

In addition, a significant part of our strategy involves increasing our inventory of drilling locations.  Such multi-year drilling inventories can be more susceptible to long-term uncertainties that could materially alter the occurrence or timing of actual drilling.  Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled, although we have the present intent to do so for locations booked as proved undeveloped locations, or if we will be able to produce crude oil, natural gas, or NGLs from these potential drilling locations.

Our future drilling activities may not be successful.  Our overall drilling success rate or our drilling success rate within a particular area may decline.  In addition, we may not be able to obtain any options or lease rights in potential drilling locations that we identify.  Unless production is established within the spacing units covering undeveloped acres on which our drilling locations are identified, the leases for such acreage will expire and we would lose our right to develop the related properties.  Our total net acreage expiring in the next three years represents approximately 41 percent of our total net undeveloped acreage at December 31, 2014.  Although we have identified numerous potential drilling locations, we may not be able to economically produce crude oil, natural gas, or NGLs from all of them and our actual drilling activities may materially differ from those presently identified, which could adversely affect our financial condition, results of operations and operating cash flow.

Part of our strategy involves drilling in existing or emerging resource plays using some of the latest available horizontal drilling and completion techniques. The results of our planned exploratory and delineation drilling in these plays are subject to drilling and completion technique risks, and results may not meet our expectations for reserves or production. As a result, we may incur material write-downs, and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

Many of our operations involve utilizing the latest drilling and completion techniques as developed by us and our service providers in order to maximize production and ultimate recoveries and therefore generate the highest possible returns.  Risks we face while drilling include, but are not limited to, landing our well bore outside the desired drilling zone, deviating from the desired drilling zone while drilling horizontally through the formation, the inability to run our casing the entire length of the well bore, and the inability to run tools and recover equipment consistently through the horizontal well bore.  Risks we face while completing our wells include, but are not limited to, the inability to fracture stimulate the planned number of stages, the inability to run tools and other equipment the entire length of the well bore during completion operations, the inability to recover such tools and other equipment, and the inability to successfully clean out the well bore after completion of the final fracture stimulation.

Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period.  If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, limited access to gathering systems and takeaway capacity, and/or prices for crude oil, natural gas, and NGLs decline, then the return on our investment for a particular project may not be as attractive as we anticipated and we could incur material write-downs of oil and gas properties and the value of our undeveloped acreage could decline in the future.

Uncertainties associated with enhanced recovery methods may result in us not realizing an acceptable return on our investments in such projects.

We inject water into formations on some of our properties to increase the production of crude oil, natural gas, and associated liquids.  We may in the future expand these efforts to more of our properties or employ other enhanced recovery methods in our operations.  The additional production and reserves, if any, attributable to the use of enhanced recovery methods are inherently difficult to predict.  If our enhanced recovery methods do not allow for the extraction of crude oil, natural gas, and associated liquids in a manner or to the extent that we anticipate, we may not realize an acceptable return on our investments in such projects.  In addition, if proposed legislation and regulatory initiatives relating to hydraulic fracturing become law, the cost of some of these enhanced recovery methods could increase substantially.

Many of our properties are in areas that may have been partially depleted or drained by offset wells and certain of our wells may be adversely affected by actions other operators may take when drilling, completing or operating wells that they own.

Many of our properties are in areas that may have already been partially depleted or drained by earlier offset drilling.  The owners of leasehold interests adjoining any of our properties could take actions, such as drilling and completing additional wells, that could adversely affect our operations.  When a new well is completed and produced, the pressure differential in the vicinity of the well causes the migration of reservoir fluids towards the new wellbore (and potentially away from existing wellbores).  As a result, the drilling and production of these potential locations could cause a depletion of our proved reserves and may inhibit our ability to further develop our proved reserves.  In addition, completion operations and other activities conducted on adjacent or nearby wells could cause production from our wells to be shut in for indefinite periods of time, could result in increased lease operating expenses and could adversely affect the production and reserves from our wells after they re-commence production.  We have no control over the operations or activities of offsetting operators.

Our commodity derivative contract activities may result in financial losses or may limit the prices we receive for crude oil, natural gas, and NGL sales.

To mitigate a portion of the exposure to potentially adverse market changes in crude oil, natural gas, and NGL prices and the associated impact on cash flows, we have entered into various derivative contracts.  Our derivative contracts in place include swap and collar arrangements for crude oil, natural gas, and NGLs.  As of March 31, 2015, we were in a net accrued asset position of $585.1 million with respect to our crude oil, natural gas, and NGL derivative activities.  These activities may expose us to the risk of financial loss in certain circumstances, including instances in which:

•                  our production is less than expected;

•                  one or more counterparties to our commodity derivative contracts default on their contractual obligations; or

•                  there is a widening of price differentials between delivery points for our production and the delivery point assumed in the commodity derivative contract arrangement.

The risk of one or more counterparties defaulting on their obligations is heightened by the recent decline in crude oil, natural gas, and NGL prices.  These circumstances may adversely affect the ability of our counterparties to meet their obligations to us pursuant to derivative transactions, which could reduce our revenues and cash flows from derivative settlements.  As a result, our financial condition, results of operations, and cash flows could be materially affected in an adverse way if our counterparties default on their contractual obligations under our commodity derivative contracts.

In addition, commodity derivative contracts may limit the prices we receive for our crude oil, natural gas and NGL sales if crude oil, natural gas, or NGL prices rise substantially over the price established by the commodity derivative contract.

The inability of customers or co-owners of assets to meet their obligations may adversely affect our financial results.

Substantially all of our accounts receivable result from crude oil, natural gas, and NGL sales or joint interest billings to co-owners of oil and gas properties we operate.  This concentration of customers and joint interest owners may impact our overall credit risk because these entities may be similarly affected by various economic and other conditions, including the recent decrease in crude oil prices.  The loss of one or more of these customers could reduce competition for our products and negatively impact the prices of commodities we sell.  The Company does not believe the loss of any single purchaser would materially impact its operating results, as the Company has numerous options for purchasers in each of its operating regions for its crude oil, natural gas, and NGLs production.

We have entered into firm transportation contracts that require us to pay fixed amounts of money to our counterparties regardless of quantities actually shipped, processed or gathered. If we are unable to deliver the necessary quantities of natural gas to our counterparties, our results of operations and liquidity could be adversely affected.

As of December 31, 2014, we were contractually committed to deliver 1,411 Bcf of natural gas and 48 MMBbl of crude oil pursuant to contracts expiring at various dates through 2028.  We may enter into additional firm transportation agreements as our development of our resource plays expands.  At the current time, we do not have enough proved developed reserves to offset these contractual liabilities, but we intend to develop reserves that will exceed the commitments and therefore do not expect any material shortfalls.  In the event we encounter delays in drilling and completing our wells or otherwise due to construction, interruptions of operations, or delays in connecting new volumes to gathering systems or pipelines for an extended period of time, the requirements to pay for quantities not delivered could have a material impact on our results of operations and liquidity.

Future crude oil, natural gas, and NGL price declines or unsuccessful exploration efforts may result in write-downs of our asset carrying values.

We follow the successful efforts method of accounting for our crude oil and natural gas properties.  All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves have been discovered.  If commercial quantities of hydrocarbons are not discovered with an exploratory well, the costs of drilling the well are expensed.

The capitalized costs of our oil and gas properties, on a depletion pool basis, cannot exceed the estimated undiscounted future net cash flows of that depletion pool.  If net capitalized costs exceed undiscounted future net revenues, we generally must write down the costs of each depletion pool to the estimated discounted future net cash flows of that depletion pool.  Unproved properties are evaluated at the lower of cost or fair market value.  We incurred impairment of proved properties and impairment of unproved properties totaling $84.5 million and $75.6 million, respectively, during 2014, $172.6 million and $46.1 million, respectively, during 2013, and $208.9 million and $16.3 million, respectively, during 2012.  Commodity prices significantly declined in 2014. Continued declines in the prices of crude oil, natural gas or NGLs or unsuccessful exploration efforts could cause additional proved and/or unproved property impairments in the future.

We review the carrying value of our properties for indicators of impairment on a quarterly basis using the prices in effect as of the end of each quarter.  Once incurred, a write-down of oil and natural gas properties cannot be reversed at a later date, even if crude oil, natural gas, or NGL prices increase.

Lower crude oil, natural gas, or NGL prices could limit our ability to borrow under our credit facility.

Our credit facility has a current commitment amount of $1.5 billion, subject to a borrowing base that the lenders redetermine semi-annually based on the bank group’s assessment of the value of our crude oil and natural gas properties, which in turn is impacted by crude oil, natural gas, and NGL prices. The current borrowing base under our credit facility is $2.4 billion. Significant declines in crude oil, NGL or natural gas prices in the future could limit our borrowing base and reduce the amount we can borrow under our credit facility. Additionally, divestitures of properties or other bond offerings could result in a reduction of our borrowing base.

We are subject to operating and environmental risks and hazards that could result in substantial losses or liabilities that may not be fully insured.

Oil and gas operations are subject to many risks, including human error and accidents that could cause personal injury, death, property damage, well blowouts, craterings, explosions, uncontrollable flows of crude oil, natural gas and associated liquids or well fluids, releases or spills of completion fluids, spills or releases from facilities and equipment used to deliver or store these materials, spills or releases of brine or other produced or flowback water, subsurface conditions that prevent us from stimulating the planned number of completion stages, accessing the entirety of the wellbore with our tools during completion, or removing completion materials from the wellbore to allow production to begin, fires, adverse weather such as hurricanes or tornadoes, freezing conditions, floods, droughts, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas such as hydrogen sulfide, and other environmental risks and hazards.  If any of these types of events occurs, we could sustain substantial losses.

Furthermore, if we experience any of the problems with well stimulation and completion activities referenced above, our ability to explore for and produce crude oil, natural gas, or NGLs may be adversely affected. We could incur substantial losses or otherwise fail to realize reserves in particular formations as a result of the need to shutdown, abandon or relocate drilling operations, the need to modify drill sites to lessen the risk of spills or releases, the need to investigate and/or remediate any spills, releases or ground water contamination that might have occurred, and the need to suspend our operations.

There is inherent risk of incurring significant environmental costs and liabilities in our operations due to our current and past generation, handling and disposal of materials, including solid and hazardous wastes and petroleum hydrocarbons.  We may incur joint and several, strict liability under applicable United States federal and state environmental laws in connection with releases of petroleum hydrocarbons and other hazardous substances at, on, under or from our leased or owned properties, some of which have been used for natural gas and oil exploration and production activities for a number of years, often by third parties not under our control.  For our outside operated properties, we are dependent on the operator for operational and regulatory compliance, and could be subject to liabilities in the event of non-compliance.  These properties and the wastes disposed thereon or away from could be subject to stringent and costly investigatory or remedial requirements under applicable laws, some of which are strict liability laws without regard to fault or the legality of the original conduct, including the CERCLA or the Superfund law, the RCRA, the Clean Water Act, the CAA, the OPA, and analogous state laws.  Under any implementing regulations, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), to perform natural resource mitigation or restoration practices, or to perform remedial plugging or closure operations to prevent future contamination.  In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury or property damage allegedly caused by the release of petroleum hydrocarbons or other hazardous substances into the environment.  As a result, we may incur substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development, or acquisitions, or cause us to incur losses.

We maintain insurance against some, but not all, of these potential risks and losses. We have significant but limited coverage for sudden environmental damage. We do not believe that insurance coverage for the full potential liability that could be caused by environmental damage that occurs gradually over time is appropriate for us at this time given the nature of our operations and the nature and cost of such coverage. Further, we may elect not to obtain insurance coverage under circumstances where we believe that the cost of available insurance is excessive relative to the risks to which we are subject.

Accordingly, we may be subject to liability or may lose substantial assets in the event of environmental or other damages. If a significant accident or other event occurs and is not fully covered by insurance, we could suffer a material loss.

Our operations are subject to complex laws and regulations, including environmental regulations that result in substantial costs and other risks.

Federal, state, tribal, and local authorities extensively regulate the oil and natural gas industry.  Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may become more stringent and, as a result, may affect, among other things, the pricing or marketing of crude oil, natural gas and NGL production.  Noncompliance with statutes and regulations and more vigorous enforcement of such statutes and regulations by regulatory agencies may lead to substantial administrative, civil, and criminal penalties, including the assessment of natural resource damages, the imposition of significant investigatory and remedial obligations and may also result in the suspension or termination of our operations.  The overall regulatory burden on the industry increases the cost to place, design, drill, complete, install, operate, and abandon wells and related facilities and, in turn, decreases profitability.

Governmental authorities regulate various aspects of drilling for and the production of crude oil, natural gas, and NGLs, including the permit and bonding requirements of drilling wells, the spacing of wells, the unitization or pooling of interests in crude oil and natural gas properties, rights-of-way and easements, environmental matters, occupational health and safety, the sharing of markets, production limitations, plugging, abandonment, and restoration standards, oil and gas operations, and restoration.  Public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain projects.  Under certain circumstances, regulatory authorities may deny a proposed permit or right-of-way grant or impose conditions of approval to mitigate potential environmental impacts, which could, in either case, negatively affect our ability to explore or develop certain properties.  Federal authorities also may require any of our ongoing or planned operations on federal leases to be delayed, suspended, or terminated.  Any such delay, suspension, or termination could have a materially adverse effect on our operations.

Our operations are also subject to complex and constantly changing environmental laws and regulations adopted by federal, state, tribal and local governmental authorities in jurisdictions where we are engaged in exploration or production operations.  New laws or regulations, or changes to current requirements, including the designation of previously unprotected wildlife or plant species as threatened or endangered in areas we operate, could result in material costs or claims with respect to properties we own or have owned.  We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies.  Under existing or future environmental laws and regulations, we could incur significant liability, including joint and several, strict liability under federal, state, and tribal environmental laws for noise emissions and for discharges of crude oil, natural gas, and associated liquids or other pollutants into the air, soil, surface water, or groundwater.  We could be required to spend substantial amounts on investigations, litigation, and remediation for these emissions and discharges and other compliance issues.  Any unpermitted release of petroleum or other pollutants from our operations could result not only in cleanup costs, but also natural resources, real or personal property and other damages and civil and criminal liabilities.  The listing of additional wildlife or plant species as federally endangered or threatened could result in limitations on exploration and production activities in certain locations.  Existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced, or altered in the future, may have a materially adverse effect on us.

Seasonal weather conditions and lease stipulations adversely affect our ability to conduct drilling activities in some of the areas where we operate.

Operations in certain of our regions, such as our Rocky Mountain and Permian regions, are adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife or plant species.  In certain areas on federal lands, drilling and other oil and natural gas activities can only be conducted during limited times of the year.  This limits our ability to operate in those areas and can intensify competition during those times for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages.  Wildlife seasonal restrictions may limit access to federal leases or across federal lands.  Possible restrictions may include seasonal restrictions in greater sage-grouse habitat during breeding and nesting seasons, within a certain distance of active raptor nests during fledging, and in big game winter or parturition ranges during winter or calving seasons.  These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Proposed federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is an essential and common practice in the oil and gas industry used to stimulate production of oil, natural gas, and NGLs from dense subsurface rock formations.  We routinely apply hydraulic fracturing techniques to many of our oil and natural gas properties, including our unconventional resource plays in the Eagle Ford shale of south Texas and the Bakken/Three Forks formations in North Dakota.  Hydraulic fracturing involves using water, sand and certain chemicals to fracture the hydrocarbon-bearing rock formation to allow the flow of hydrocarbons into the wellbore.  The process is typically regulated by state oil and natural gas commissions.  However, the EPA and other federal agencies have asserted federal regulatory authority over certain aspects of hydraulic fracturing activities as outlined below.

The EPA has authority to regulate underground injections that contain diesel in the fluid system under the SDWA.  The EPA has published an interpretive memorandum and permitting guidance related to regulation of fracturing fluids using this regulatory authority.  The EPA also plans to update its chloride water quality criteria for the protection of aquatic life under the Clean Water Act.  Flowback and produced water from the hydraulic fracturing process contain total dissolved solids, including chlorides, and regulation of these fluids could be affected by the new criteria.  The EPA has delayed issuing a draft criteria document until 2015.  On April 7, 2015, the EPA proposed pre-treatment standards for disposal of wastewater produced from shale gas operations into publicly owned treatment works.  The regulations were developed under the EPA’s Effluent Limitations Guidelines Program under the authority of the Clean Water Act.  If the EPA implements further regulations of hydraulic fracturing, we may incur additional costs to comply with such requirements that may be significant in nature, experience delays or curtailment in the pursuit of exploration, development, or production activities, and could even be prohibited from drilling and/or completing certain wells.

Certain states in which we operate, including Texas and Wyoming, have adopted, and other states are considering adopting, regulations that could impose more stringent permitting, public disclosure, waste disposal, and well construction requirements on hydraulic fracturing operations or otherwise seek to ban fracturing activities altogether.  For example, Texas adopted a law in June 2011 requiring disclosure to the Railroad Commission of Texas and the public of certain information regarding the components and volume of water used in the hydraulic fracturing process.  In addition to state laws, local land use restrictions, such as city ordinances, may restrict or prohibit the performance of drilling in general and/or hydraulic fracturing in particular.  Recently, several municipalities have passed or proposed zoning ordinances that ban or strictly regulate hydraulic fracturing within city boundaries, setting the stage for challenges by state regulators and third-parties.  Similar events and processes are playing out in several cities, counties, and townships across the United States.  In the event state, local, or municipal legal restrictions are adopted in areas where we are currently conducting, or in the future plan to conduct, operations, we may incur additional costs to comply with such requirements that may be significant in nature, experience delays or curtailment in the pursuit of exploration, development, or production activities, and could even be prohibited from drilling and/or completing certain wells.

Several agencies of the federal governmental are actively involved in studies or reviews that focus on environmental aspects and impacts of hydraulic fracturing practices.  The White House Council on Environmental Quality is coordinating a review of hydraulic fracturing practices, and a committee of the United States House of Representatives has conducted an investigation of hydraulic fracturing practices and government studies related thereto.  Furthermore, a number of federal agencies are analyzing, or have been requested to review, a variety of environmental issues associated with hydraulic fracturing.  The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater.  The EPA issued a progress report in 2012, and plans to issue a draft report of results in 2015 for public comment, following release of peer reviewed papers in late 2014 and early 2015.  The United States Department of Energy is actively involved in research on hydraulic fracturing practices, including groundwater protection.  Also, the United States

Department of the Interior issued its final rule to regulate hydraulic fracturing on public lands on March 26, 2015.  The rule contains disclosure requirements and other mandates for well integrity and management of water produced by the process.

Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the hydraulic fracturing process.  If hydraulic fracturing is regulated at the federal level, our fracturing activities could become subject to additional permit or disclosure requirements, associated permitting delays, operational restrictions, litigation risk and potential cost increases.  Additionally, certain members of Congress have called upon the United States Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources, the SEC to investigate the natural gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural gas deposits in shales by means of hydraulic fracturing, and the United States Energy Information Administration to provide a better understanding of that agency’s estimates regarding natural gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates.  The United States Geological Survey Offices of Energy Resources Program, Water Resources and Natural Hazards and Environmental Health Offices also have ongoing research projects on hydraulic fracturing.  These ongoing studies, depending on their course and outcomes, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory processes.

Further, on August 16, 2012, the EPA issued final rules subjecting all new and modified oil and gas operations (production, processing, transmission, storage, and distribution) to regulation under the New Source Performance Standards (“NSPS”) and all existing and new operations to the National Emission Standards for Hazardous Air Pollutants (“NESHAP”) programs.  The EPA rules also include NSPS standards for completions of hydraulically fractured gas wells.  These standards require the use of reduced emission completion (“REC”) techniques developed in the EPA’s Natural Gas STAR program along with the pit flaring of gas not sent to the gathering line beginning in January 2015.  The standards are applicable to newly drilled and fractured wells as well as existing wells that are refractured.  Further, the regulations under NESHAP include maximum achievable control technology (“MACT”) standards for those glycol dehydrators and certain storage vessels at major sources of hazardous air pollutants not currently subject to MACT standards.  These rules will require additional control equipment, changes to procedure, and extensive monitoring and reporting.  The EPA stated in January 2013, however, that it intends to reconsider portions of the final rule.  On September 23, 2013, the EPA published new standards for storage tanks subject to the NSPS.  In December 2014, the EPA finalized additional updates to the 2012 NSPS.  The amendments clarified stages for flowback and the point at which green completion equipment is required and updated requirements for storage tanks and leak detection requirements for processing plants.  In March of 2015, the EPA proposed additional changes to previously issued regulatory requirements, including revisions to applicability language for storage tanks.  The EPA has stated that it continues to review other issues raised in petitions for reconsideration.  We are currently evaluating the effect of these rules on our business.

Increased regulation and attention given to the hydraulic fracturing process could lead to greater opposition, including litigation, to oil and gas production activities using hydraulic fracturing techniques.  Disclosure of chemicals used in the hydraulic fracturing process could make it easier for third parties opposing such activities to pursue legal proceedings against producers and service providers based on allegations that specific chemicals used in the fracturing process could adversely affect human health or the environment, including groundwater.  Over the past year, several court cases have addressed aspects of hydraulic fracturing.  In a case that could delay operations on public lands, a court in California held that the BLM did not adequately consider the impact of hydraulic fracturing and horizontal drilling before issuing leases.  Courts in New York and Colorado reduced the level of evidence required before a court will agree to consider alleged damage claims from hydraulic fracturing by property owners.  Litigation resulting in financial compensation for damages linked to hydraulic fracturing could spur future litigation and bring increased attention to the practice of hydraulic fracturing.  Judicial decisions could also lead to increased regulation, permitting requirements, enforcement actions, and penalties.  Additional legislation or regulation could also lead to operational delays or restrictions or increased costs in the exploration for and production of oil, natural gas, and associated liquids, including from the development of shale plays, or could make it more difficult to perform hydraulic fracturing.  The adoption of additional federal, state, or local laws, or the implementation of new regulations, regarding hydraulic fracturing could potentially cause a decrease in the completion of new oil and gas wells, or an increase in compliance costs and delays, which could adversely affect our financial position, results of operations, and cash flows.

Our ability to produce crude oil, natural gas and associated liquids economically and in commercial quantities could be impaired if we are unable to acquire adequate supplies of water for our drilling operations and/or completions or are unable to dispose of or recycle the water we use at a reasonable cost and in accordance with applicable environmental rules.

The hydraulic fracturing process on which we and others in our industry depend to complete wells that will produce commercial quantities of crude oil, natural gas, and NGLs requires the use and disposal of significant quantities of water.

Our inability to secure sufficient amounts of water, or to dispose of or recycle the water used in our operations, could adversely impact our operations.  Moreover, the imposition of new environmental initiatives and regulations could include restrictions on our ability to conduct certain operations such as hydraulic fracturing or disposal of wastes, including, but not limited to, produced water, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, and NGLs.

Compliance with environmental regulations and permit requirements governing the withdrawal, storage, and use of surface water or groundwater necessary for hydraulic fracturing of wells may increase our operating costs and cause delays, interruptions, or termination of our operations, the extent of which cannot be predicted, all of which could have an adverse effect on our operations and financial condition.

Certain United States federal income tax deductions currently available with respect to oil and natural gas exploration and production may be eliminated as a result of future legislation.

Recent federal budget proposals, if enacted into law, would eliminate certain key United States federal income tax incentives currently available to oil and natural gas exploration and production companies.  These potential changes include:

•                  the elimination of current deductions for intangible drilling and development costs;

•                  the repeal of the percentage depletion allowance for oil and natural gas properties;

•                  the elimination of the deduction for certain domestic production activities; and

•                  an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear when or if these or similar changes will be enacted.  The passage of legislation enacting these or similar changes in federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development.  Any such changes could have an adverse effect on our financial position, results of operations and cash flows.

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for crude oil, natural gas and NGLs.

In December 2009, the EPA made a finding that emissions of carbon dioxide, methane, and other “greenhouse gases” endanger public health and the environment because emissions of such gases contribute to warming of the earth’s atmosphere and other climatic changes.  Based on this finding, the EPA has over the past four years adopted and implemented a comprehensive suite of regulations to restrict and otherwise regulate emissions of greenhouse gases under existing provisions of the CAA.  In particular, the EPA has adopted two sets of rules regulating greenhouse gas emissions under the CAA.  One rule requires a reduction in greenhouse gas emissions from motor vehicles, and the other regulates permitting and greenhouse gas emissions from certain large stationary sources.  These EPA regulatory actions have been challenged by various industry groups, initially in the D.C. Circuit, which in 2012 ruled in favor of EPA in all respects.  However, in June 2014, the United States Supreme Court reversed the D.C. Circuit and struck down EPA’s greenhouse gas permitting rules to the extent they impose a requirement to obtain a permit based solely on emissions of greenhouse gases.  The D.C. Circuit vacated regulatory requirements applicable to these sources in 2015; however, large sources of air pollutants other than greenhouse gases would still be required to implement the best available control technology for greenhouse gases.  The EPA has also adopted reporting rules for greenhouse gas emissions from specified greenhouse gas emission sources in the United States, including petroleum refineries as well as certain onshore oil and natural gas extraction and production facilities.  Several other kinds of cases on greenhouse gases have been heard by the courts in recent years. While courts have generally declined to assign direct liability for climate change to large sources of greenhouse gas emissions, some have required increased scrutiny of such emissions by federal agencies and permitting authorities. There is a continuing risk of claims being filed against companies that have significant greenhouse gas emissions, and new claims for damages and increased government scrutiny will likely continue. Such cases often seek to challenge air emissions permits that greenhouse gas emitters apply for, seek to force emitters to reduce their emissions, or seek damages for alleged climate change impacts to the environment, people, and property. Any court rulings, laws or regulations that restrict or require reduced emissions of greenhouse gases could lead to increased operating and compliance costs, and could have an adverse effect on demand for the oil and natural gas that we produce.

The United States Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases, and almost one-half of the states have already taken measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas “cap and trade” programs.  Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances.  The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal.  Recently, the Congressional Budget Office provided Congress with a study on the potential effects on the United States economy of a tax on greenhouse gas emissions.  While “carbon tax” legislation has been introduced in the Senate, the prospects for passage of such legislation are highly uncertain at this time.

On June 25, 2013, President Obama outlined plans to address climate change through a variety of executive actions, including reduction of methane emissions from oil and gas production and processing operations as well as pipelines and coal mines (the “Climate Plan”). The President’s Climate Plan, along with recent regulatory initiatives and ongoing litigation filed by states and environmental groups, signal a new focus on methane emissions, which could pose substantial regulatory risk to our operations. In March 2014, President Obama released a strategy to reduce methane emissions, which directed the EPA to consider additional regulations to reduce methane emissions from the oil and gas sector. On January 14, 2015, the Obama Administration announced additional steps to reduce methane emissions from the oil and gas sector by 40 to 45 percent by 2025. These actions include a commitment from the EPA to issue new source performance standards for methane emissions from the oil and gas sector. The EPA plans to propose the rule in 2015 and finalize the standards in 2016. The focus on regulating methane also could eventually result in:

•                  requirements for methane emission reductions from existing oil and gas equipment;

•                  increased scrutiny for sources emitting high levels of methane, including during permitting processes;

•                  analysis, regulation and reduction of methane emissions as a requirement for project approval; and

•                  actions taken by one agency for a specific industry establishing precedents for other agencies and industry sectors.

In relation to the Climate Plan, both assumed Global Warming Potential (“GWP”) and assumed social costs associated with methane and other greenhouse gas emissions have been finalized, including a 20% increase in the GWP of methane.  Changes to these measurement tools could adversely impact permitting requirements, application of agencies’ existing regulations for source categories with high methane emissions, and determinations of whether a source qualifies for regulation under the CAA.

Finally, it should be noted that some scientists have predicted that increasing concentrations of greenhouse gases in the earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events.  Some scientists refute these predictions.  However, President Obama’s Climate Plan emphasizes preparation for such events.  If such effects were to occur, our operations could be adversely affected.  Potential adverse effects could include disruption of our production activities, including, for example, damages to our facilities from flooding or increases in our costs of operation or reductions in the efficiency of our operations, as well as potentially increased costs for insurance coverage in the aftermath of such events.  Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship.  We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change.  Federal regulations or policy changes regarding climate change preparation requirements could also impact our costs and planning requirements.

Current or proposed financial legislation and rulemaking could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law on July 21, 2010, establishes, among other provisions, federal oversight and regulation of the over-the-counter derivatives market and entities that participate in that market.  The Dodd-Frank Act also establishes margin requirements and certain transaction clearing and trade execution requirements.  On October 18, 2011, the Commodities Futures Trading Commission (the “CFTC”) approved regulations to set position limits for certain futures and option contracts in the major energy markets, which were successfully challenged in federal district court by the Securities Industry Financial Markets Association and the International Swaps and Derivatives Association and largely vacated by the court.  On November 5, 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions.  The comment period on these new rules has been reopened multiple times since comments were first due in early January 2014, and as these new position limit rules are not yet final, the impact of those provisions on us is uncertain at this time.

Under CFTC final rules promulgated under the Dodd-Frank Act, we believe our derivatives activity will qualify for the non-financial, commercial end-user exception, which exempts derivatives intended to hedge or mitigate commercial risk from the mandatory swap clearing requirement.  The Dodd-Frank Act may also require us to comply with margin requirements in our derivative activities, although the application of those provisions to us is uncertain at this time.  The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to separate entities, which may not be as creditworthy as the current counterparties.  Therefore, the Dodd-Frank Act and the rules promulgated thereunder could significantly increase the cost of derivative contracts (including through requirements to post collateral), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties.

If we reduce our use of derivatives as a result of the Dodd-Frank Act and related regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures.  Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and gas.  Our revenues could therefore be adversely affected if a consequence of the Dodd-Frank Act and related regulations is to lower commodity prices.  Any of these consequences could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Our ability to sell crude oil, natural gas, and NGLs, and/or receive market prices for our production, may be adversely affected by constraints on gathering systems, processing facilities, pipelines and other transportation systems owned or operated by others or by other interruptions.

The marketability of our crude oil, natural gas, and NGL production depends in part on the availability, proximity, and capacity of gathering systems, processing facilities, pipelines and other transportation systems owned or operated by third parties.  Any significant interruption in service from, damage to, or lack of available capacity in these systems and facilities can result in the shutting-in of producing wells, the delay or discontinuance of development plans for our properties, or lower price realizations.  Although we have some contractual control over the processing and transportation of our operated production, material changes in these business relationships could materially affect our operations.  Federal and state regulation of crude oil, natural gas, and NGL production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines, infrastructure or capacity constraints, and general economic conditions could adversely affect our ability to produce, gather, process, and transport crude oil, natural gas, and NGLs.

In particular, if drilling in the Eagle Ford shale and Bakken/Three Forks resource plays continue to be successful, the amount of crude oil, natural gas, and NGLs being produced by us and others could exceed the capacity of, and result in strains on, the various gathering and transportation systems, pipelines, processing facilities, and other infrastructure available in these areas.  It will be necessary for additional infrastructure, pipelines, gathering and transportation systems and processing facilities to be expanded, built or developed to accommodate anticipated production from these areas.  Because of the current commodity price environment, certain processing, pipeline, and other gathering or transportation projects that might be, or are being, considered for these areas may not be developed timely or at all due to lack of financing or other constraints.  Capital and other constraints could also limit our ability to build or access intrastate gathering and transportation systems necessary to transport our production to interstate pipelines or other points of sale or delivery.  In such event, we might have to delay or discontinue development activities or shut in our wells to wait for sufficient infrastructure development or capacity expansion and/or sell production at significantly lower prices, which would adversely affect our results of operations and cash flows.  In addition, the operations of the third parties on whom we rely for gathering and transportation services are subject to complex and stringent laws and regulations that require obtaining and maintaining numerous permits, approvals and certifications from various federal, state, and local government authorities.  These third parties may incur substantial costs in order to comply with existing laws and regulations.  If existing laws and regulations governing such third-party services are revised or reinterpreted, or if new laws and regulations become applicable to their operations, these changes may affect the costs we pay for such services.  Similarly, a failure to comply with such laws and regulations by the third parties on whom we rely could have a material adverse effect on our business, financial condition and results of operations.

A portion of our production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline, gathering, processing or transportation system access or capacity, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions.  If a substantial amount of our production is interrupted at the same time, it could temporarily and adversely affect our cash flows and results of operations.

New technologies may cause our current exploration and drilling methods to become obsolete.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies.  As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost.  In addition, competitors may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can.  One or more of the technologies we currently use or implement in the future may become obsolete.  We cannot be certain we will be able to implement technologies on a timely basis or at a cost that is acceptable to us.  If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

We implemented a new ERP system beginning January 1, 2015. We may experience unforeseen difficulties or delays related to implementation of the new system.

We implemented a new ERP system beginning January 1, 2015. We rigorously planned and tested the implementation of this system prior to its implementation; however, if we encounter unforeseen difficulties in the use of this system, we may experience delays in financial reporting, weaknesses in internal controls, or unanticipated expenses.

Our business could be negatively impacted by security threats, including cybersecurity threats, terrorism, armed conflict, and other disruptions.

As a crude oil, natural gas, and NGLs producer, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of our employees; threats to the security of our facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts.  Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing.  If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data.  These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability.

The threat of terrorism and the impact of military and other action have caused instability in world financial markets and could lead to increased volatility in prices for crude oil, natural gas, and NGLs, all of which could adversely affect the markets for our operations.  Energy assets might be specific targets of terrorist attacks.  These developments have subjected our operations to increased risk and, depending on their occurrence and ultimate magnitude, could have a material adverse effect on our business.

USE OF PROCEEDS

We are making the exchange offer to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer. In consideration of issuing the exchange notes in the exchange offer, we will receive an equal principal amount of outstanding notes. We will cancel and retire all outstanding notes surrendered in exchange for exchange notes. Therefore, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on November 17, 2014. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on July 9, 2015, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•                  to extend the expiration time;

•                  to waive any condition to the exchange offer;

•                  if any one of the conditions set forth below under “Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•                  to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination, or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•                  transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to U.S. Bank National Association, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•                  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (“DTC”), to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•                  if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•                  is transmitted by DTC;

•                  is received by the exchange agent and forms a part of a book- entry transfer;

•                  states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•                  states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•                  by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•                  for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•                  reject any and all tenders of any outstanding note not validly tendered;

•                  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•                  waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•                  determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book- entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent at or before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•                  at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•                  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time at or prior to the expiration time. For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•                  specify the name of the person having tendered the outstanding notes to be withdrawn;

•                  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•                  where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•                  bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as, and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes, or if no interest has been paid, from the original issue date of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•                  SEC registration fees;

•                  fees and expenses of the exchange agent and trustee;

•                  our accounting and legal fees;

•                  printing fees; and

•                  related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed U.S. Bank National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

U.S. BANK NATIONAL ASSOCIATION

By Facsimile for Eligible	By Mail/Overnight Delivery/Hand:	Confirm by Telephone:
Institutions:	950 17th Street - 12th Floor	(800) 934-6802
(303) 585-6865	Denver, CO 80202
Attention: Corporate Trust	Attention: Corporate Trust

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold, or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•                  the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•                  the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•                  neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•                  if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•                  if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•                  such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•                  it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer.) See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•                  may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

DESCRIPTION OF NOTES

We will issue the exchange notes under an indenture, dated November 17, 2014 (the “Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the exchange notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We issued the outstanding notes in a transaction not requiring registration under the Securities Act. We are offering you exchange notes for outstanding notes in order to satisfy our registration obligations from that previous transaction. The exchange notes will be treated as a single class with any outstanding notes that remain outstanding after the completion of the exchange offer. The outstanding notes and the exchange notes are collectively referred to in this prospectus as the “notes.” The Indenture is unlimited in aggregate principal amount, although the issuance of exchange notes in this offering will be limited to $600 million.

This “Description of Notes” is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this “Description of Notes” under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to SM Energy Company and not to any of its subsidiaries. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders of notes will have rights under the Indenture, and all references to “holders” in this “Description of Notes” are to registered holders of notes.

If the exchange offer is consummated, holders of outstanding notes who do not exchange their outstanding notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an event of default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all then outstanding notes issued under the Indenture. In determining whether holders of the requisite percentage in aggregate principal amount of notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of these outstanding notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the outstanding notes is consummated, such percentage in aggregate principal amount of such outstanding notes and the exchange notes then outstanding.

General

The notes.  The notes will:

•                  be general unsecured, senior obligations of the Company;

•                  mature on November 15, 2022;

•                  be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•                  be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form as described under “Book-entry; Delivery and Form”;

•                  rank senior in right of payment to all existing and future Subordinated Obligations of the Company;

•                  rank equally in right of payment to all existing and future senior unsecured Indebtedness of the Company, including its outstanding Existing Senior Notes;

•                  effectively rank junior to all existing and future secured Indebtedness of the Company, including amounts that may be borrowed under the Company’s Senior Secured Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•                  initially not be guaranteed by any of the Company’s Subsidiaries, and thus will rank structurally junior to the indebtedness and other obligations of the Company’s Subsidiaries, except to the extent they have become guarantors of the notes.

Interest.  Interest on the notes will:

•                  accrue at the rate of 6.125% per annum;

•                  accrue from the Issue Date or, if interest has already been paid, from the most recent interest payment date;

•                  be payable in cash semi-annually in arrears on May 15 and November 15, commencing on November 15, 2015;

•                  be payable to the holders of record on the May 1 and November 1 immediately preceding the related interest payment dates; and

•                  be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment. The Company will pay interest on overdue principal of the notes at the above rate, and on overdue installments of interest at such rate, to the extent lawful.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Company in the City and State of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and its corporate trust office in Denver, Colorado to act as our registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

A holder may transfer or exchange the notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as its owner for all purposes.

Optional Redemption

On and after November 15, 2018, we may redeem all or, from time to time, a part of the notes at the following redemption prices (expressed as a percentage of principal amount of the notes), plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2018	103.063%
2019	101.531%
2020 and thereafter	100.000%

Prior to November 15, 2017, we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)                                 at least 65% of the original principal amount of the notes issued on the Issue Date remains outstanding after each such redemption; and

(2)                                 the redemption occurs within 180 days after the closing of the related Equity Offering.

In addition, the notes may be redeemed, in whole or in part, at any time prior to November 15, 2018 at our option, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1)                                 1.0% of the principal amount of such note; or

(2)                                 the excess, if any, of:

(a)                                 the present value at such redemption date of (i) the redemption price of such note at November 15, 2018 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such note through November 15, 2018 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)                                 the principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519), which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2018; provided, however, that if the period from the redemption date to November 15, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. We will (a) calculate the Treasury Rate as of the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

Selection and Notice

If we are redeeming fewer than all of the outstanding notes at any time, the Trustee will select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems fair and reasonable (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC’s method that most nearly approximates a pro rata selection), although no note of $2,000 in original principal amount or less will be redeemed in part. Notices of redemption will be given at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the original note upon cancellation of the partially redeemed original note. On and after the redemption date, interest will cease to accrue on any notes or portion of notes called for redemption unless we default in the payment thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make mandatory redemption payments or sinking fund payments with respect to the notes. Under certain circumstances, however, we may be required to offer to purchase notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

We may acquire notes by means other than a redemption or required repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. Other existing or future agreements of the Company, however, may limit the ability of the Company or its Subsidiaries to purchase notes prior to maturity.

Ranking

The notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness, including Indebtedness Incurred under our Senior Secured Credit Agreement, to the extent of the value of the collateral securing such Indebtedness, and the liabilities of any of our current or future Subsidiaries that do not guarantee the notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Company that secure secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under the Senior Secured Credit Agreement and other secured Indebtedness has been repaid in full from such assets. In addition, our Subsidiaries will not guarantee the notes except in the circumstances specified below under “—Certain Covenants—Future Subsidiary Guarantors.” In the event of bankruptcy, liquidation, reorganization or other winding up of a non-guarantor Subsidiary, the assets of such Subsidiary will be available to pay obligations on the notes only after all obligations of such Subsidiary have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and any Subsidiary Guarantees then outstanding.

Our Subsidiaries do not guarantee our Indebtedness under our Senior Secured Credit Agreement. Our Subsidiaries generated less than 2% of our consolidated total revenues for the year ended December 31, 2014 and held less than 1% of our consolidated total assets as of such date.

At December 31, 2014, (i) we had approximately $2.4 billion of total indebtedness outstanding (other than intercompany indebtedness); (ii) we had three outstanding letters of credit in the aggregate amount of $808,000 that reduce the amount available for borrowings under our credit facility on a dollar-for-dollar basis, resulting in additional availability of $1,333.2 million under our Senior Secured Credit Agreement, subject to its terms, as to which the notes would have been effectively subordinated to the extent of the value of the collateral thereunder; and (iii) our Subsidiaries had no indebtedness outstanding, other than intercompany indebtedness.

Subsidiary Guarantees

The notes initially will not be guaranteed by any of our Subsidiaries. Certain of our Subsidiaries may in the future guarantee our obligations under the notes, including as set forth under “—Certain Covenants—Future Subsidiary Guarantors.” The Subsidiary Guarantors, if any, will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis our obligations under the notes and all obligations under the Indenture. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other unsecured Indebtedness of such Subsidiary Guarantors, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantees.

Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial and such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness and Preferred Stock.”

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. Federal bankruptcy and state fraudulent conveyance laws and other limitations may preclude the recovery of payments under the Subsidiary Guarantees. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary

Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. If the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee were avoided, holders of notes would have to look to the assets of any remaining Subsidiary Guarantors for payment. There can be no assurance in that event that such assets would be sufficient to pay the outstanding principal and interest on the notes.

If a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease), and whether or not the Subsidiary Guarantor is the surviving entity in such transaction) to a Person that is not the Company or a Restricted Subsidiary of the Company, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if the sale or other disposition does not violate the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee upon the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors,” except a release or discharge by or as a result of payment under such Guarantee; or if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or if such Subsidiary otherwise no longer meets the definition of a Restricted Subsidiary; or in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of the notes as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge.”

As of the date hereof, all of the Company’s Subsidiaries will be Restricted Subsidiaries. Under certain circumstances, the Company may designate Subsidiaries as Unrestricted Subsidiaries. None of the Unrestricted Subsidiaries will be subject to the restrictive covenants in the Indenture or guarantee the notes.

Change of Control

If a Change of Control occurs, unless the Company has previously or concurrently exercised its right to redeem all of the notes as described under “Optional Redemption,” each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised our right to redeem all of the notes as described under “—Optional Redemption,” we will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)                                 that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)                                 the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3)                                 that any note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                 that unless we default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)                                 that holders electing to have any notes in certificated form purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                 that holders will be entitled to withdraw their tendered notes and their election to require us to purchase such notes, provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the notes, the principal amount of notes tendered for purchase, and a statement that such holder is withdrawing its tendered notes and its election to have such notes purchased;

(7)                                 that if we are repurchasing a portion of the note of any holder, the holder will be issued a new note equal in principal amount to the unpurchased portion of the note surrendered, provided that the unpurchased portion of the note must be equal to a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess of $2,000; and

(8)                                 the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                 accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

(2)                                 deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes accepted for payment; and

(3)                                 deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail or deliver to each holder of notes accepted for payment the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under in the Indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement will not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness and Preferred Stock” and “—Certain Covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes). Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such Change of Control.

Certain Covenants

Limitation on Indebtedness and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue Preferred Stock; provided, however, that the Company may Incur Indebtedness and any of the Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date thereof:

(1)                                 the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and

(2)                                 no Default would occur as a consequence of, and no Event of Default would be continuing following, Incurring the Indebtedness or its application.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)                                 Indebtedness under one or more Credit Facilities of (a) the Company or any Restricted Subsidiary Incurred pursuant to this clause (1) in an aggregate amount not to exceed the greater of (i) $1.5 billion or (ii) the sum of $500.0 million and 25.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom;

(2)                                 Guarantees of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the notes or the Subsidiary Guarantee to at least the same extent as the Indebtedness being Guaranteed, as the case may be;

(3)                                 Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (a)(i) if the Company is the obligor on such Indebtedness and the obligee is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and (ii) if a Subsidiary Guarantor is the obligor of such Indebtedness and the obligee is neither the Company nor a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee and (b)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause;

(4)                                 Indebtedness represented by (a) the notes issued on the Issue Date and all Subsidiary Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and 4(a) above) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or (7) below or Incurred pursuant to the first paragraph of this covenant;

(5)                                 Permitted Acquisition Indebtedness and Non-Recourse Purchase Money Indebtedness;

(6)                                 Indebtedness in respect of (a) self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (b) obligations represented by letters of credit for the account of the Company or a Restricted Subsidiary in order to provide security for workers’ compensation claims (in the case of clauses (a) and (b) other than for an obligation for money borrowed);

(7)                                 Indebtedness represented by Capitalized Lease Obligations of the Company or any of its Restricted Subsidiaries (whether or not Incurred pursuant to sale and leaseback transactions), mortgage financings or purchase money obligations, Incurred in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case Incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of the Company or such Restricted Subsidiary, provided that after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (7), together with any Refinancing Indebtedness Incurred pursuant to clause (4) above in respect of such Indebtedness, and then outstanding does not exceed $35.0 million; and

(8)                                 in addition to the items referred to in clauses (1) through (7) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of $150.0 million or 2.5% of the Company’s Adjusted Consolidated Net Tangible Assets, determined as of the date of Incurrence of such Indebtedness after giving effect to such Incurrence and the application of the proceeds therefrom.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)                                 in the event that an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to clause (2) below, may later classify, reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant;

(2)                                 all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement, after giving effect to this offering and the use of proceeds thereof, shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

(3)                                 Guarantees of, or obligations in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)                                 if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph of this covenant and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included to the extent of the underlying letter of credit;

(5)                                 the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6)                                 Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7)                                 the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

The Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness, or issue any shares of Disqualified Stock, other than Non- Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Limitation on Indebtedness and Preferred Stock covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                 pay any dividend or make any payment or distribution on or in respect of the Company’s or any Restricted Subsidiaries’ Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)                                 dividends or distributions by the Company payable solely in Capital Stock of the Company (other than Disqualified Stock but including options, warrants or other rights to purchase such Capital Stock of the Company); and

(b)                                 dividends or distributions payable to the Company or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2)                                 purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3)                                 purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under clause (3) of the second paragraph of the covenant “—Limitation on Indebtedness and Preferred Stock” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)                                 make any Restricted Investment in any Person; (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) above shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)                                 a Default shall have occurred and be continuing (or would result therefrom);

(b)                                 the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the covenant described in the first paragraph under “—Limitation on Indebtedness and Preferred Stock” after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)                                  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the 2019 Senior Notes Issue Date would exceed the sum of (the “Restricted Payments Basket”):

(i)                                     50% of Consolidated Net Income for the period (treated as one accounting period) from January 1, 2011 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)                                  100% of the aggregate Net Cash Proceeds and the Fair Market Value of property or securities other than cash (including Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used in the Oil and Gas Business), in each case received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the 2019 Senior Notes Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (x) Persons indicated in clause 5(a) of the next succeeding paragraph or any direct or indirect parent of the Company, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to clause (5)(a) of the next succeeding paragraph, (y) a Subsidiary of the Company or (z) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination));

(iii)                               the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the 2019 Senior Notes Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Capital Stock), distributed by the Company upon such conversion or exchange), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; and

(iv)                              the amount equal to the aggregate net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person after the 2019 Senior Notes Issue Date resulting from:

(A)                               repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to a Subsidiary of the Company), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary;

(B)                               the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; and

(C)                               the sale by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) of all or a portion of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such Unrestricted Subsidiary of its Capital Stock or otherwise).

The provisions of the preceding paragraph will not prohibit:

(1)                                 any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (a) such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from clause (c)(ii) of the preceding paragraph;

(2)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Refinancing Indebtedness that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness and Preferred Stock”; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(3)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness and Preferred Stock”; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(4)                                 dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this covenant if it had been made on such date; provided, however, that such dividends and distributions will be included in subsequent calculations of the amount of Restricted Payments; and provided further, however, that for purposes of clarification, this clause (4) shall not include cash payments in lieu of the issuance of fractional shares included in clause (9) below;

(5)                                 so long as no Default has occurred and is continuing, (a) the repurchase or other acquisition of Capital Stock (including options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock) of the Company held by any existing or former employees, officers or directors of the Company or any Restricted Subsidiary of the Company or their assigns, estates or heirs, in each case pursuant to the repurchase or other acquisition provisions under employee stock option or stock purchase plans or agreements or other agreements to compensate officers, employees or directors, in each case approved by the Company’s Board of Directors; provided that such repurchases or other acquisitions pursuant to this subclause (a) during any calendar year will not exceed $2.5 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds received by the Company from the sale of Capital Stock of the Company to any existing or former employees, officers or directors of the Company and any of its Restricted Subsidiaries or their assigns, estates or heirs that occurs after the 2019 Senior Notes Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph), plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the 2019 Senior Notes Issue Date, less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (5)(a); provided further, however, that the amount of any such repurchase or other acquisition under this subclause (a) will be excluded in subsequent calculations of the amount of Restricted Payments and the proceeds received from any such transaction will be excluded from clause (c)(ii) of the preceding paragraph for purposes of calculating the Restricted Payments Basket; and (b) loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (5)(b), in an aggregate principal amount not in excess of $2.5 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(6)                                 purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any purchases, repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

(7)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the covenant described under “—Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such acquisitions or retirements will be excluded in subsequent calculations of the amount of Restricted Payments;

(8)                                 payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; provided, however, that any payment pursuant to this clause (8) shall be excluded in the calculation of the amount of Restricted Payments;

(9)                                 cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (9) shall be excluded in the calculation of the amount of Restricted Payments;

(10)                          the payment of scheduled or accrued dividends to holders of any class of or series of Disqualified Stock of the Company issued on or after the 2019 Senior Notes Issue Date in accordance with the covenant captioned “—Limitation on Indebtedness and Preferred Stock,” to the extent such dividends are included in Consolidated Interest Expense; provided, however, that any payment pursuant to this clause (10) shall be excluded in the calculation of the amount of Restricted Payments;

(11)                          the payment of dividends on the Company’s Common Stock in an aggregate amount not to exceed $20.0 million in any calendar year; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments; and

(12)                          Restricted Payments in an amount not to exceed $30.0 million in the aggregate since the 2019 Senior Notes Issue Date; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and the Fair Market Value of any non-cash Restricted Payment shall be determined in accordance with the definition of that term. Not later than the date of making any Restricted Payment in excess of $15.0 million that will be included in subsequent calculations of the amount of Restricted Payments, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made pursuant to the first paragraph above, the Company shall, in its sole discretion, subdivide and classify, and may later reclassify, such Restricted Payment in any manner that complies with this covenant.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. We will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For the purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (12) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) other than Permitted Liens upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens, effective provision is made to secure the Indebtedness due under the notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)                                 make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness

Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)                                 sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i)                                     any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture as in effect on such date;

(ii)                                  any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by the Company or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by the Company or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(iii)                               encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(iv)                              any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(v)                                 with respect to any Restricted Subsidiary incorporated or organized outside the United States, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

(vi)                              any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi); provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in the agreements governing the Indebtedness being refunded, replaced or refinanced;

(vii)                           in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a)                                 that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in Oil and Gas Properties), license (including, without limitation, licenses of intellectual property) or other contract;

(b)                                 contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(c)                                  contained in any agreement creating Hedging Obligations permitted from time to time under the Indenture;

(d)                                 pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(e)                                  restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(f)                                   provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business and entered into in the ordinary course of business;

(viii)                        any encumbrance or restriction contained in (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(ix)                              any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(x)                                 any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(xi)                              encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(xii)                           encumbrances or restrictions contained in agreements governing Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Limitation on Indebtedness and Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to the Company taken as a whole, as determined by the Board of Directors of the Company in good faith, than the provisions contained in the Senior Secured Credit Agreement and in the Indenture as in effect on the Issue Date;

(xiii)                        the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under the caption “—Limitation on Indebtedness and Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(xiv)                       supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(xv)                          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xvi)                       any encumbrance or restriction contained in the Senior Secured Credit Agreement as in effect as of the Issue Date, and in any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Secured Credit Agreement as in effect on the Issue Date.

Limitation on Sales of Assets and Subsidiary Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)                                 the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares or other assets subject to such Asset Disposition; and

(2)                                 at least 75% of the aggregate consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition and all other Asset Dispositions since the 2019 Notes Issue Date, on a cumulative basis, is in the form of cash or Cash Equivalents or Additional Assets, or any combination thereof.

The Net Available Cash from such Asset Disposition may be applied, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by the Company or such Restricted Subsidiary, as the case may be:

(a)                                 to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Company (including the notes) or a Subsidiary Guarantor or any Indebtedness (other than Disqualified Stock) of a Restricted Subsidiary that is not a Subsidiary Guarantor (in each case, excluding Indebtedness owed to the Company or an Affiliate of the Company); provided, however, that, in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or purchased; or

(b)                                 to make capital expenditures in the Oil and Gas Business or to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Not later than the 366th day from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of notes and, to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”) to purchase the maximum principal amount of notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or, in the event such Pari Passu Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) of the notes and Pari Passu Notes plus accrued and unpaid interest, if any (or in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and Pari Passu Notes. To the extent that the aggregate principal amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered and not properly withdrawn, all notes and Pari Passu Notes validly tendered and not properly withdrawn in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no further interest will be payable to holders who tender notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. The Company will deliver to the Trustee an Officers’ Certificate stating that such notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of its compliance with such securities laws or regulations.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1)                                 the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) of the second paragraph of this covenant); and

(2)                                 securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after receipt thereof.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) of the first paragraph of this covenant shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

The requirement of clause (b) of the second paragraph of this covenant above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by the Company or its Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)                                 the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2)                                 either: (a) if such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million but not greater than $50.0 million, the Company delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above, or (b) if such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction satisfies the criteria in clause (1) above and that the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company having no personal pecuniary interest in such transaction.

The preceding paragraph will not apply to:

(1)                                 any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments” or any Permitted Investment;

(2)                                 any issuance of Capital Stock (other than Disqualified Stock), or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Capital Stock (other than Disqualified Stock) of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or insurance and indemnification arrangements provided to or for the benefit of directors and employees approved by the Board of Directors of the Company;

(3)                                 loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries not to exceed $5.0 million in the aggregate at any one time outstanding;

(4)                                 advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(5)                                 any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with “—Limitation on Indebtedness and Preferred Stock”;

(6)                                 any transaction with a joint venture or similar entity (other than an Unrestricted Subsidiary), that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns, directly or indirectly, an Equity Interest in or otherwise controls such joint venture or similar entity;

(7)                                 the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company to, or the receipt by the Company of any capital contribution from its stockholders;

(8)                                 indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(9)                                 the payment of reasonable compensation and fees paid to, and indemnity provided on behalf of, officers or directors of the Company or any Restricted Subsidiary;

(10)                          the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted only to the extent that its terms are not materially more disadvantageous, taken as a whole, to the holders of the notes than the terms of the agreements in effect on the Issue Date;

(11)                          transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, provided that in the reasonable determination of the Board of Directors of the Company or the senior management of the Company, such transactions are on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(12)                          transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in such Person; and

(13)                          transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company, and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Provision of Financial Information

Whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will make available to the Trustee and the holders of the notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

For so long as any notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The availability of the foregoing materials on the SEC’s website or on the Company’s website shall be deemed to satisfy the foregoing delivery obligations.

Merger and Consolidation

The Company will not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions to, any Person, unless:

(1)                                 the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

(2)                                 immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)                                 either (A) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “—Limitation on Indebtedness and Preferred Stock” or (B) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Consolidated Coverage Ratio of the Company is equal to or greater than the Consolidated Coverage Ratio of the Company immediately before such transaction;

(4)                                 if the Company is not the Successor Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have, by supplemental indenture, confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Indenture and the notes shall continue to be in effect; and

(5)                                 the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and its predecessor Company, except in the case of a lease of all or substantially all its assets, will be released from the obligation to pay the principal of and interest on the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to a Subsidiary Guarantor and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; and provided further that, in the case of a Restricted Subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Company or another Subsidiary Guarantor) unless:

(1)                                 (a) the resulting, surviving or transferee Person is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) expressly assumes, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (c) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2)                                 the transaction will result in the release of the Subsidiary Guarantor from its obligations under the Indenture and its Subsidiary Guarantee after and upon compliance with the provisions described under “—Subsidiary Guarantees.”

Future Subsidiary Guarantors

The Company will cause any Restricted Subsidiary that is not already a Subsidiary Guarantor that Guarantees any Indebtedness of the Company or a Subsidiary Guarantor under a Credit Facility to execute and deliver to the Trustee within 30 days after such Subsidiary Guarantees such Indebtedness a supplemental indenture (in the form specified in the Indenture) pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the notes on a senior basis. Such Subsidiary Guarantee will be subject to release provisions and the other limitations set forth above under “—Subsidiary Guarantees.”

Covenant Termination

From and after the occurrence of an Investment Grade Rating Event, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described above under the following headings:

•                  “—Limitation on Indebtedness and Preferred Stock,”

•                  “—Limitation on Restricted Payments,”

•                  “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•                  “—Limitation on Sales of Assets and Subsidiary Stock,”

•                  “—Limitation on Affiliate Transactions” and

•                  Clause (3) of “—Merger and Consolidation”

(collectively, the “Eliminated Covenants”). As a result, after the date on which the Company and its Restricted Subsidiaries are no longer subject to the Eliminated Covenants, the notes will be entitled to substantially reduced covenant protection. After the Eliminated Covenants have been terminated, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

Events of Default

Each of the following is an Event of Default with respect to the notes:

(1)                                 default in any payment of interest on any note when due, continued for 30 days;

(2)                                 default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)                                 failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described above under “—Certain Covenants—Merger and Consolidation”;

(4)                                 failure by the Company to comply for 30 days (or 180 days in the case of a Reporting Failure) after notice as provided below with any of its obligations under the covenant described under “—Change of Control” above or under the covenants described under “—Certain Covenants” above (in each case, other than a failure to purchase notes, which will constitute an Event of Default under clause (2) above and other than a failure to comply with “—Certain Covenants—Merger and Consolidation,” which is covered by clause (3));

(5)                                 failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

(6)                                 default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default:

(a)                                 is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or

(b)                                 results in the acceleration of such Indebtedness prior to its Stated Maturity (the “cross acceleration provision”); and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(7)                                 certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8)                                 failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $30.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the “judgment default provision”); or

(9)                                 any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary, denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding notes notify the Company in writing and, in the case of a notice given by the holders, the Trustee of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest, if any, on all the notes to be due and payable. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest, if any, on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences if, among other requirements, (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration (to the extent not in violation of any applicable law or in conflict with any judgment or decree of a court of competent jurisdiction) shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived by the holders of such Indebtedness or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, in each case within 20 days after the declaration of acceleration with respect thereto.

Subject to the provisions of the Indenture relating to the duties of the Trustee if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes unless:

(1)                                 such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)                                 holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3)                                 such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)                                 the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)                                 the Trustee, within such 60-day period, has not received directions inconsistent with such written request by the holders of a majority in principal amount of the outstanding notes.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that if an Event of Default has occurred and is continuing, the Trustee must, in the exercise of its rights and powers vested in it by the Indenture, use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the rights of any other holder or that may involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after the Trustee gains knowledge of the Default unless the Default is cured before the giving of the notice. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold such notice if and so long as a committee of responsible officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the Company has knowledge of the occurrence and continuance of any Default, written notice of such Default, its status and what action the Company is taking or proposing to take with respect thereto.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the notes may be amended with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)                                 reduce the percentage in principal amount of notes whose holders must consent to an amendment or waiver;

(2)                                 reduce the stated rate of or extend the stated time for payment of interest on any note;

(3)                                 reduce the principal of or extend the Stated Maturity of any note;

(4)                                 reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described above under “—Optional Redemption” (it being understood that this does not apply to modifications of the covenants described under “—Change of Control” or “—Certain Covenants—Limitations on Sales of Assets or Subsidiary Stock”);

(5)                                 make any note payable in money other than that stated in the note;

(6)                                 waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration) or impair the right of any holder to receive payment of the principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(7)                                 modify the Subsidiary Guarantees in any manner adverse to the holders of the notes; or

(8)                                 make any change to or modify the ranking of the notes that would adversely affect the holders.

Notwithstanding the foregoing, the Company, the Subsidiary Guarantors and the Trustee may, without the consent of any holder, amend the Indenture and the notes to:

(1)                                 cure any ambiguity, omission, defect, mistake or inconsistency;

(2)                                 provide for the assumption by a successor of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3)                                 provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)                                 add Guarantors with respect to the notes, including Subsidiary Guarantors, or release a Subsidiary Guarantor from its Subsidiary Guarantee and terminate such Subsidiary Guarantee; provided that the release and termination is in accordance with the applicable provisions of the Indenture;

(5)                                 secure the notes or Subsidiary Guarantees;

(6)                                 add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(7)                                 make any change that does not adversely affect the rights of any holder; provided, however, that any change to conform the Indenture to this “Description of Notes” will not be deemed to adversely affect such legal rights;

(8)                                 comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(9)                                 provide for the succession of a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver so long as such consent approves the substance of the proposed amendment or waiver. A consent to any amendment or waiver under the Indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture requiring the consent of the holders becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. Any failure, however, of the Company to mail such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company at any time may terminate all its obligations under the notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

The Company at any time may terminate its obligations described under “—Change of Control” and under covenants described under “—Certain Covenants” (other than the obligations described under “—Provision of Financial Information” and in clauses (1), (2), (4) and (5) of “—Merger and Consolidation”), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision described under “—Events of Default” above and the limitations contained in clause (3) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “—Events of Default” above or because of the failure of the Company to comply with clause (3) under “—Certain Covenants—Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the “defeasance trust”) with the Trustee, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in U.S. dollars or U.S. Government Obligations or a combination thereof in such amounts as, in the aggregate, will be sufficient to pay the principal, premium, if any, and interest on the notes to redemption or Stated Maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either:

(1)                                 all notes that have been authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(2)                                 (a) all notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the giving of a notice of redemption or otherwise, (ii) will become due and payable within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, (b) the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for such purpose, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of Stated Maturity or redemption, and (c) in each case certain other requirements set forth in the Indenture are satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, Officer, employee, manager, incorporator, member, partner or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Concerning the Trustee

U.S. Bank National Association will be the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the notes. Such bank acts as trustee for the Existing Senior Notes and is a lender under the Senior Secured Credit Agreement.

The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) while any Default exists, it must eliminate such conflict within 90 days, request from the SEC, permission to continue as Trustee with such conflict outstanding or resign as Trustee.

The Trustee has not reviewed or participated in the preparation of this prospectus and assumes no responsibility for the nature, contents, accuracy, fairness or completeness of the information set forth in this prospectus or other offering materials.

Governing Law

The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)                                 any properties or assets to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(2)                                 the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)                                 Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of the Company means (without duplication), as of the date of determination, the remainder of:

(a)                                 the sum of:

(i)                                     discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A)                               estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B)                               estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions (including the impact to proved reserves and future net revenues from estimated development costs incurred and the accretion of discount since such year end), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C)                               estimated proved oil and gas reserves produced or disposed of since such year end, and

(D)                               estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre- tax basis and in accordance with SEC guidelines, in the case of clauses (A) through (D) utilizing prices and costs calculated in accordance with SEC guidelines as of such year end; provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(ii)                                  the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements;

(iii)                               the Net Working Capital of the Company and its Restricted Subsidiaries on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(iv)                              the greater of

(A)                               the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(B)                               the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements; provided, that, if no such appraisal has been performed the Company shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

minus

(b)                                 the sum of:

(i)                                     Minority Interests;

(ii)                                  any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly balance sheet (to the extent not deducted in calculating Net Working Capital of the Company in accordance with clause (a)(iii) above of this definition);

(iii)                               to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing prices and costs calculated in accordance with SEC guidelines as of such year end), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), other than any such obligation under the Existing Net Profits Plan; and

(iv)                              to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments (other than under the Existing Net Profits Plan) which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to such Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (including by means of Production Payments and Reserve Sales and a Sale/Leaseback Transaction) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) shares of Capital Stock of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under the heading “—Certain Covenants—Limitation on Indebtedness and Preferred Stock,” and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (C) any other assets of the Company or any Restricted Subsidiary outside the ordinary course of business of the Company or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)                                 a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)                                 a disposition of cash, Cash Equivalents or other financial assets in the ordinary course of business;

(3)                                 a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(4)                                 a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)                                 transactions in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(6)                                 an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7)                                 the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(8)                                 an Asset Swap;

(9)                                 dispositions of assets with a Fair Market Value of less than $10.0 million in any single transaction or series of related transactions;

(10)                          Permitted Liens and dispositions in connection therewith or as a result thereof;

(11)                          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)                          the licensing or sublicensing of intellectual property (including, without limitation, the licensing of seismic data) or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13)                          foreclosure on assets;

(14)                          any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(15)                          surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

(16)                          the abandonment, farm-out, lease or sublease or other disposition of developed or undeveloped Oil and Gas Properties in the ordinary course of business, including pursuant to any agreement or arrangement described in the definition of Permitted Business Investment; and

(17)                          a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any oil or natural gas properties or assets or interests therein between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” as if the Asset Swap were an Asset Disposition.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)                                 securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)                                 marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either S&P or Moody’s;

(3)                                 certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the short-term deposit of which is rated at the time of acquisition thereof at least “A2” or the equivalent thereof by S&P, or “P-2” or the equivalent thereof by Moody’s, and having combined capital and surplus in excess of $100.0 million;

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6)                                 interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1)                                 any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) other than as a result of any merger or consolidation in which the holders of the Voting Stock of the Company immediately prior to such transaction will, immediately after such transaction, hold or own Voting Stock of the surviving or successor entity or any parent thereof representing a majority of the voting power of the Voting Stock of such entity (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of the Company held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity);

(2)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3)                                 the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4)                                 the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDAX of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1)                                 if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date;

(2)                                 if the Company or any Restricted Subsidiary has Incurred, repaid, repurchased, defeased or otherwise discharged any Indebtedness (other than Indebtedness described in clause (1) above) since the beginning of the period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Incurrence, repayment, repurchase, defeasement or other discharge of Indebtedness as if such Incurrence, repayment, repurchase, defeasement or other discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving Credit Facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)                                 if, since the beginning of such period, the Company or any Restricted Subsidiary has made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDAX for such period will be reduced by an amount equal to the Consolidated EBITDAX (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDAX (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)                                 if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made under the Indenture, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

(5)                                 if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDAX and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated EBITDAX” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1)                                 Consolidated Interest Expense;

(2)                                 Consolidated Income Tax Expense;

(3)                                 consolidated depletion and depreciation expense of the Company and its Restricted Subsidiaries;

(4)                                 consolidated amortization expense or asset impairment charges of the Company and its Restricted Subsidiaries;

(5)                                 other non-cash charges of the Company and its Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

(6)                                 consolidated exploration and abandonment expense of the Company and its Restricted Subsidiaries,

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non- cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period).

“Consolidated Income Tax Expense” means, with respect to any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense (less interest income) of the Company and its Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

(1)                                 interest expense attributable to Capitalized Lease Obligations;

(2)                                 amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)                                 non-cash interest expense (to the extent deducted in the calculation of Consolidated Net Income);

(4)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)                                 the interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of the Company or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(6)                                 cash costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net cash benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)                                 the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period; and

(8)                                 all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, minus, to the extent included above, any interest attributable to Dollar-Denominated Production Payments.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in clause (4) of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in clause (4) of the definition of “Indebtedness.”

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person; provided, however, that there will not be included (to the extent otherwise included therein) in such Consolidated Net Income:

(1)                                 any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a)                                 subject to the limitations contained in clauses (3) and (4) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)                                 the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

(2)                                 any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)                                 subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net

Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)                                 the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)                                 any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(4)                                 any extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(5)                                 the cumulative effect of a change in accounting principles;

(6)                                 any “ceiling limitation” or other asset impairment write-downs on Oil and Gas Properties under GAAP or SEC guidelines;

(7)                                 any unrealized non-cash gains or losses or charges in respect of Hedging Obligations or obligations under the Existing Net Profits Plan;

(8)                                 income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(9)                                 all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness;

(10)                          non-cash interest expense attributable to the equity component of debt that is convertible into Capital Stock of the Company, including under ASC Topic 470; and

(11)                          any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock or upon the happening of any event:

(1)                                 matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)                                 is convertible or exchangeable for Disqualified Stock or other Indebtedness (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)                                 is redeemable at the option of the holder of the Capital Stock in whole or in part (other than, including at the issuer’s election, solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the notes or (b) on which there are no notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that (i) the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with the provisions of the Indenture described under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering for cash by the Company of Capital Stock (other than Disqualified Stock), other than public offerings registered on Form S-8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Net Profits Plan” means the Company’s legacy Net Profits Interest Bonus Plan in existence as of the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $100.0 million shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Trustee, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                                 entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a note is registered on the registrar’s books.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means,

(1)                                 with respect to any Person on any date of determination (without duplication, whether or not contingent):

(a)                                 the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)                                 the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

(d)                                 the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except as described in clause (3)(h) of this definition of “Indebtedness”), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as a liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(e)                                  Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(f)                                   the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)                                  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons;

(h)                                 the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(i)                                     to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

(2)                                 The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

(3)                                 Notwithstanding the preceding, “Indebtedness” shall not include:

(a)                                 Production Payments and Reserve Sales;

(b)                                 any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(c)                                  any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture;

(d)                                 any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

(e)                                  any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

(f)                                   in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(g)                                  all contracts and other obligations, agreements, instruments or arrangements described in clauses (19), (20), (21) or (28)(a) of the definition of “Permitted Liens”; and

(h)                                 accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days past the invoice or billing date or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

(4)                                 In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition of “Indebtedness” that would not appear as a liability on the balance sheet of such Person if:

(a)                                 such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(b)                                 such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(c)                                  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(i)                                     the lesser of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(ii)                                  if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is with recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by such Person and its Restricted Subsidiaries.

(5)                                 For the avoidance of doubt, the Company’s Existing Senior Notes constitute Indebtedness and do not constitute Subordinated Obligations.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)                                 Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)                                 endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)                                 an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(1)                                 “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(a)                                 the Company’s “Investment” in such Subsidiary at the time of such redesignation less,

(b)                                 the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)                                 any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than:

(1)                                 Baa3 (or the equivalent) by Moody’s; and

(2)                                 BBB- (or the equivalent) by S&P,

or, if either such Rating Agency ceases to make a rating on the notes publicly available for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the notes have an Investment Grade Rating from each Rating Agency, and no Default has occurred and is then continuing under the Indenture.

“Issue Date” means the first date on which the notes are issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)                                 all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)                                 all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)                                 all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests or interests under the Existing Net Profits Plan as a result of such Asset Disposition;

(4)                                 the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)                                 all relocation expenses incurred as a result thereof and all related severance and associated costs, expenses and charges of personnel related to assets and related operations disposed of;

provided, however, that if any consideration for an Asset Disposition (that would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to the Company or any of its Restricted Subsidiaries from escrow.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries, except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities (i) associated with asset retirement obligations relating to Oil and Gas Properties, (ii) included in Indebtedness and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)                                 as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)                                 no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)                                 the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Non-Recourse Purchase Money Indebtedness” means Indebtedness (other than Capitalized Lease Obligations) of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations) with respect to which (a) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (i) is directly or indirectly liable for such Indebtedness or (ii) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets), and (b) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company.

“Oil and Gas Business” means:

(1)                                 the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other Hydrocarbon, mineral and renewable energy properties or products produced in association with any of the foregoing;

(2)                                 the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons, minerals and renewable energy obtained from unrelated Persons;

(3)                                 any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons, minerals and renewable energy produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participate;

(4)                                 any business relating to oil field sales and service or drilling rigs; and

(5)                                 any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee or, where applicable, to any Person who is to receive such opinion pursuant to the Indenture. The counsel may be an employee of or counsel to the Company or the Trustee or any Person who is required to deliver such opinion pursuant to the Indenture.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks equally in right of payment to the notes or the Subsidiary Guarantees, as the case may be.

“Permitted Acquisition Indebtedness” means Indebtedness (including Disqualified Stock) of the Company or any of the Restricted Subsidiaries to the extent such Indebtedness was Indebtedness:

(1)                                 of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not incurred in contemplation of such acquisition; or

(2)                                 of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not incurred in contemplation of such merger, consolidation or amalgamation, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a)                                 the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test described under “—Certain Covenants—Limitation on Indebtedness and Preferred Stock,” or

(b)                                 the Consolidated Coverage Ratio for the Company would be greater than the Consolidated Coverage Ratio for the Company immediately prior to such transaction.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other Hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties including:

(1)                                 ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2)                                 Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3)                                 direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)                                 the Company, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary;

(2)                                 another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)                                 cash and Cash Equivalents;

(4)                                 receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)                                 payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)                                 loans or advances to employees (other than executive officers) made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7)                                 Capital Stock, obligations or securities received in settlement of debts (x) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or (y) pursuant to any plan of reorganization or similar arrangement in a bankruptcy or insolvency proceeding;

(8)                                 any Person as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9)                                 Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain Covenants—Limitation on Indebtedness and Preferred Stock”;

(10)                          Guarantees issued in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Preferred Stock”;

(11)                          Permitted Business Investments;

(12)                          any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(13)                          any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(14)                          Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(15)                          Investments in the notes;

(16)                          Investments in existence on the Issue Date; and

(17)                          Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (17), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of $50.0 million and 1.0% of the Company’s Adjusted Consolidated Net Tangible Assets (with the Fair Market Value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)                                 Liens securing Indebtedness under a Credit Facility permitted to be Incurred under the Indenture;

(2)                                 pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on state, federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)                                 statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)                                 Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

(5)                                 Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)                                 survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7)                                 Liens securing Hedging Obligations;

(8)                                 leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)                                 prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)                          Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)                                 the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)                                 such Liens are created within 180 days following the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)                          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)                                 such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)                                 such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)                          Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)                          Liens existing on the Issue Date;

(14)                          Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(15)                          Liens on property at the time the Company or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(16)                          Liens securing the notes, Subsidiary Guarantees and other obligations under the Indenture;

(17)                          Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(18)                          any interest or title of a lessor under any Capitalized Lease Obligation or operating lease; provided that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation or operating lease;

(19)                          Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(20)                          Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(21)                          Liens on pipelines or pipeline facilities that arise by operation of law;

(22)                          Liens in favor of the Company or any Subsidiary Guarantor;

(23)                          deposits made in the ordinary course of business to secure liability to insurance carriers;

(24)                          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)                          Liens deemed to exist in connection with Investments in repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26)                          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27)                          any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(28)                          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(29)                          Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(30)                          Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(31)                          Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank; and

(32)                          Liens securing Indebtedness in an aggregate principal amount outstanding at any one time, added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (32), not to exceed the greater of $50.0 million and 1.0% of the Company’s Adjusted Consolidated Net Tangible Assets, as determined on the date of Incurrence of such Indebtedness after giving pro forma effect to such Incurrence and the application of the proceeds therefrom.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance” and “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, but excluding Indebtedness of a Subsidiary that is not a Restricted Subsidiary that refinances Indebtedness of the Company or a Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)                                 (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2)                                 the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                 such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith);

(4)                                 if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)                                 if the Indebtedness being refinanced is Non-Recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-Recourse Purchase Money Indebtedness, such Refinancing Indebtedness satisfies clauses (a) and (b) of the definition of “Non-Recourse Purchase Money Indebtedness.”

“Reporting Failure” means the failure of the Company to make available or otherwise deliver to the Trustee and each holder of notes, within the time periods specified in “—Certain Covenants—Provision of Financial Information” (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act), the periodic reports, information, documents or other reports which the Company may be required to provide pursuant to such provision.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.

“Senior Secured Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of April 12, 2013, among the Company, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Barclays Bank PLC, BBVA Compass, Comerica Bank and Royal Bank of Canada, as Co-Documentation Agents, and the lenders parties thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Indebtedness and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary (other than in this definition) will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Subsidiary Guarantors” means any Subsidiary of the Company that is a guarantor of the notes, including any Person that is required after the Issue Date to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors,” in each case until a successor replaces such Person pursuant to the applicable provisions of the Indenture and, thereafter, means such successor.

“Unrestricted Subsidiary” means:

(1)                                 any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(A)                               such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(B)                               all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(C)                               on the date of such designation, such designation and the Investment of the Company or a Restricted Subsidiary in such Subsidiary complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(D)                               such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(i)                                     to subscribe for additional Capital Stock of such Person; or

(ii)                                  to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(E)                                on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Preferred Stock” on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

“2019 Senior Notes Issue Date” means February 7, 2011, the initial date of issuance of the Company’s 2019 Senior Notes.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

The notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.

We expect that under procedures established by DTC:

•                  upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•                  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State Banking Law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•                  will not be entitled to have notes represented by the global note registered in their names;

•                  will not receive or be entitled to receive physical, certificated notes; and

•                  will not be considered the owners or holders of notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any), and interest with respect to notes represented by a global note will be made by the Trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•                  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•                  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•                  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes, provided that we may only exercise this option if we have determined that there has been a change in tax law that permits the global notes to be exchangeable for definitive, certificated notes without causing the notes to be treated as unregistered for the purposes of Code Section 163(f).

MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences relating to the exchange of outstanding notes for exchange notes pursuant to the exchange offer. This discussion does not address any other U.S. federal income tax consequences of holders of the outstanding notes or the exchange notes. This discussion is based upon the provisions of the Code, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date of this prospectus or retroactively applied, may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the U.S. federal income tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the exchange offer. Any challenge by the IRS may materially and adversely impact the market for the notes, if one exists, and the value of the notes.

In this discussion, we do not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of holders that may be subject to special rules, such as:

•                  banks, thrifts, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•                  governmental bodies or agencies or instrumentalities thereof;

•                  holders subject to the alternative minimum tax;

•                  entities that are exempt from U.S. federal income tax;

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for their securities;

•                  persons that are partnerships or other pass-through entities or holders of interests therein;

•                  U.S. expatriates and certain former citizens or long-term residents of the United States;

•                  holders whose functional currency is not the U.S. dollar;

•                  passive foreign investment companies or controlled foreign corporations;

•                  foreign entities treated as domestic corporations for U.S. federal tax purposes; or

•                  persons who hold the notes as a position in a hedging, conversion or constructive sale transaction or a straddle or other risk reduction transaction or as a “synthetic security” or in an integrated transaction.

This discussion also does not address any tax considerations arising under the laws of any non-U.S., state, local, or other jurisdiction and does not address the tax considerations arising under the U.S. federal estate tax or U.S. federal gift tax.

The exchange offer

The exchange of an outstanding note for an exchange note should not result in a taxable exchange to you. As a result, you should not recognize taxable gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the outstanding note so exchanged and your adjusted tax basis in an exchange note immediately after the exchange should be the same as your adjusted tax basis in the outstanding note so exchanged immediately before the exchange. The U.S. federal income tax consequence of holding and disposing of your exchange notes should be the same as those applicable to your outstanding notes.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH HOLDER OF OUTSTANDING NOTES TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF HOLDING AND DISPOSING OF THE EXCHANGE NOTES, INCLUDING THE CONSEQUENCES OF NON-INCOME TAXES, TAX TREATISES AND ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for outstanding notes where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the outstanding notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 180 days after the expiration time of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions (i) in the over-the-counter market; (ii) in negotiated transactions; (iii) through the writing of options on the exchange notes; or (iv) through a combination of the above methods of resale; at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to holders of outstanding notes in the exchange offer for exchange notes.

LEGAL MATTERS

The validity of the exchange notes issued in connection with the exchange offer will be passed upon by Holland & Hart LLP, Denver, Colorado, and by Squire Patton Boggs (US) LLP, New York, New York.

EXPERTS

The consolidated financial statements of SM Energy Company and subsidiaries (SM Energy Company) as of December 31, 2014 and 2013, and for each of the years then ended, appearing in SM Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of SM Energy Company’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and SM Energy Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2012 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Certain information with respect to our proved oil and gas reserves referred to and incorporated by reference herein is based in part upon engineering reports of Ryder Scott Company, L.P., a firm of independent petroleum engineers. Such information is included and incorporated herein in reliance on the authority of such firm as experts in petroleum engineering.

$600,000,000

SM ENERGY COMPANY

Offer to Exchange

All outstanding 6.125% senior notes due 2022

(CUSIP Nos. 78454L AJ9 and U83067 AE5)

for new

6.125% senior notes due 2022 that have been registered

under the Securities Act of 1933

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions or otherwise.

PROSPECTUS

June 10, 2015